UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(A) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

SAVARA INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April [    ], 2021

Dear Fellow Stockholder,

On behalf of the Board of Directors, it is my pleasure to invite you to attend the Savara Inc. 2021 Annual Meeting of Stockholders, to be held on June 10, 2021 at 3:00PM Central Time via live webcast at http://www.virtualshareholdermeeting.com/SVRA2021. The attached Notice of Annual Meeting and Proxy Statement contain important information about the meeting and matters for your consideration. Your vote is important, and regardless of whether you plan to attend the meeting, I encourage you to review the material carefully and submit your proxy.

Under the guidance of new leadership, the Company underwent a series of transformative changes in the second half of 2020 and reset priorities to focus on our key value driver: the molgramostim nebulizer solution in autoimmune pulmonary alveolar proteinosis (aPAP) program and the pivotal, global Phase 3 IMPALA 2 clinical trial. In addition to reducing operating expenses to align with a streamlined approach to clinical development, earlier this year we closed an underwritten public offering that resulted in net proceeds of approximately $122 million. With a pro forma cash balance of approximately $200 million as of December 31, 2020, we believe that, under the current operating plan, we are sufficiently capitalized through 2025.

We remain committed to our mission to “positively impact the lives we touch.” That pledge extends not only to aPAP patients, but to our employees, stockholders, and other stakeholders. This year, for the first time, we are highlighting our corporate responsibility practices in the Proxy Statement. I encourage you to read the section entitled “Corporate Responsibility” to learn more about our commitment to topics ranging from Ethics and Compliance, Human Rights and Labor Standards, and Diversity and Inclusion, among others.

As we look to the future, we move forward with a well-capitalized, lean operating structure and laser-like focus on the molgramostim nebulizer solution program. Potentially bringing this important investigational therapy to market could result in a new standard of care for aPAP patients and long-term value creation for stockholders.

Thank you for your continued support of Savara Pharmaceuticals.

Sincerely,
/s/ Matthew Pauls
Matthew Pauls
Chair of the Board of Directors & Chief Executive Officer

SAVARA INC.

6836 Bee Cave Road

Building III, Suite 200

Austin, TX 78746

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2021

The 2021 Annual Meeting of Stockholders of Savara Inc. will be held virtually via live webcast at http://www.virtualshareholdermeeting.com/SVRA2021 on June 10, 2021 at 3:00 p.m. Central Time. The meeting is being held for the following purposes, as more fully described in the proxy statement accompanying this notice:

1. To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

2. To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 200,000,000 to 300,000,000;

3. To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

4. To approve, on an advisory basis, the compensation of our named executives; and

5. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only stockholders of record at the close of business on April 12, 2021 will be entitled to notice of, and to vote at, the meeting and any adjournment or postponement thereof. A list of stockholders entitled to vote at the meeting will be available for inspection by any stockholder for any purpose relating to the meeting during ordinary business hours at our corporate offices located at 6836 Bee Cave Road, Building III, Suite 200, Austin, Texas 78746 for ten days prior to the meeting, and will also be available for inspection at the meeting.

Your vote is important. Whether or not you plan to attend the meeting, and no matter how many shares you own, please vote as promptly as possible. This will help to ensure the presence of a quorum at the meeting and save us additional proxy solicitation costs.

All stockholders are cordially invited to attend the meeting.

By Order of the Board of Directors,

/s/ Matthew Pauls

Matthew Pauls
Chair of the Board of Directors & Chief Executive Officer

Austin, Texas

April [ ], 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting To Be Held on June 10, 2021. This notice of meeting, the proxy statement for the meeting and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are available at www.proxyvote.com.

-i-

SAVARA INC.

6836 Bee Cave Road

Building III, Suite 200

Austin, TX 78746

(512) 961-1891

PROXY STATEMENT

2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On June 10, 2021

GENERAL INFORMATION ABOUT THE MEETING

Savara Inc., a Delaware corporation (“Savara,” “we,” ‘us,” “our,” or “our company”), is making proxy materials, including this proxy statement, available to our stockholders via the internet in connection with the solicitation of proxies by our Board of Directors for use at our 2021 Annual Meeting of Stockholders to be held virtually on June 10, 2021 at 3:00 p.m. Central Time via live webcast at http://www.virtualshareholdermeeting.com/SVRA2021, and at any adjournment or postponement thereof (the “Annual Meeting”).

This proxy statement, the attached notice of the Annual Meeting, a proxy card and our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 are collectively referred to as the “proxy materials.” The proxy materials are first being made available to our stockholders on or about April [ ], 2021.

Notice of Internet Availability of Proxy Materials

All stockholders have the ability to access the proxy materials on the website referred to in the attached notice of the Annual Meeting. Pursuant to rules adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to send a Notice of Internet Availability of Proxy Materials (the “Notice”) to our stockholders instead of mailing printed copies of the proxy materials, unless you have previously elected to receive printed materials. The Notice provides instructions on how to access the proxy materials via the internet and how to request a printed set of the proxy materials at no charge. In addition, stockholders can elect to receive future proxy materials electronically by email or in printed form by mail, and any such election will remain in effect until terminated by the stockholder. We encourage all stockholders to take advantage of the availability of the proxy materials on the internet to help reduce the cost and environmental impact of our annual meetings.

Purposes of the Annual Meeting

The Annual Meeting is being held for the following purposes:

1. To elect seven directors to hold office until the next annual meeting of stockholders and until their respective successors are elected and qualified or until their earlier resignation or removal;

2. To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 200,000,000 to 300,000,000;

3. To ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021;

4. To approve, on an advisory basis, the compensation of our named executives; and

5. To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Record Date; Shares Outstanding and Entitled to Vote

Our Board of Directors has fixed April 12, 2021 as the record date for the determination of holders of our common stock entitled to notice of, and to vote at, the Annual Meeting and any adjournment or postponement thereof. At the close of business on the record date, we had 113,578,654 shares of common stock issued and outstanding. Each stockholder of record as of the record date is entitled to one vote at the Annual Meeting for each share of common stock held by such stockholder on the record date. Stockholders do not have cumulative voting rights. We had no other class of capital stock outstanding as of the record date. No other shares are entitled to notice of, or to vote at, the Annual Meeting.

How to Vote Your Shares

If you hold your shares in your own name as the stockholder of record: You may vote your shares by proxy over the internet or by telephone by following the instructions provided in the Notice, or, if you requested to receive printed proxy materials, you may vote by marking, dating and signing the enclosed proxy card and returning it in the postage-paid envelope provided or you may vote over the internet or by telephone pursuant to the instructions provided in the proxy card. Additionally, you may vote your shares in person at the Annual Meeting. Stockholders voting by internet or telephone should understand that, while we and the party providing the service through which you may vote by internet or by telephone do not charge any fees to our stockholders for voting by internet or telephone, there may still be costs, such as usage charges from internet access providers and telephone companies, for which you are responsible.

If your shares are held in the name of a broker or other nominee (that is, in “street name”): You will receive instructions from the holder of record that you must follow for your shares to be voted. The availability of telephonic or internet voting will depend on your broker’s (or other nominee’s) voting process. Please check with your broker or other nominee and follow the voting procedure your broker or other nominee provides to vote your shares. If you wish to vote in person at the Annual Meeting, you must request a legal proxy from your broker or other nominee that holds your shares and present that proxy and proof of identification at the Annual Meeting.

By casting your vote by proxy, you are authorizing the holders of the proxies solicited by this proxy statement to vote your shares in accordance with your instructions.

YOUR VOTE IS VERY IMPORTANT. We encourage you to submit your vote by proxy even if you plan to attend the Annual Meeting and vote in person.

How to Change Your Vote

If you hold your shares in your own name: You may revoke your proxy and change your vote at any time before your proxy is exercised by:

•	Delivering to our corporate secretary a written notice of revocation, dated later than the proxy you wish to revoke, before voting begins at the Annual Meeting;

•	Delivering to our corporate secretary a duly executed proxy bearing a date later than the proxy you wish to revoke, before voting begins at the Annual Meeting;

•	Voting again on a later date via the internet or by telephone before 11:59 p.m. Eastern Time on June 9, 2021 (in which case only your latest internet or telephone proxy submitted will be counted); or

•	Attending the Annual Meeting and voting in person (your attendance at the Annual Meeting, in and of itself, will not revoke your proxy).

Any written notice of revocation or later dated proxy should be delivered before the close of business on June 9, 2021 to:

Savara Inc.

6836 Bee Cave Road

Building III, Suite 200

Austin, TX 78746

Attention: Corporate Secretary

If your shares are held in street name: You must follow the instructions provided by the broker or other nominee if you wish to change your vote.

Proxies

If you provide specific voting instructions on your proxy card or when voting via the internet or by telephone, your shares will be voted at the Annual Meeting in accordance with your instructions. If you hold shares in your name and execute a proxy (either by submitting it via the internet or telephone or signing and returning a proxy card) without making individual selections, your shares will be voted in accordance with the recommendations of our Board of Directors, which are:

•	“For” election of each of the nominees to our Board of Directors listed in the proxy materials;

•	“For” the amendment of our Certificate of Incorporation to increase the number of authorized shares of our common stock from 200,000,000 to 300,000,000;

•	“For” ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021; and

•	“For” the approval of the compensation of our named executive officers.

At this time, we are unaware of any matters, other than those set forth above, that may properly come before the Annual Meeting. If any other matters properly come before the Annual Meeting or any adjournment or postponement thereof, the holders of proxies solicited by this proxy statement, or their duly constituted substitutes acting at the Annual Meeting and any adjournment or postponement thereof, will be deemed authorized to vote or otherwise act on such matters in accordance with their judgment.

The holders of proxies solicited by this proxy statement, or their duly constituted substitutes acting at the Annual Meeting and any adjournment or postponement thereof, may propose and vote for one or more adjournments or postponements of the Annual Meeting, including adjournments or postponements to permit further solicitations of proxies. Proxies solicited may be voted only at the Annual Meeting and any adjournment or postponement thereof and will not be used for any other meeting of our stockholders.

Broker Non-Votes

A “broker non-vote” occurs when a nominee (typically a broker or bank) holding shares for a beneficial owner (typically referred to as shares being held in “street name”) submits a proxy for those shares but indicates on the proxy that it does not have authority to vote those shares on particular proposals because it has not received specific voting instructions from the beneficial owner for those proposals. Under the rules of the New York Stock Exchange, or NYSE, brokers and other nominees have discretion to vote shares held in street name on “routine” matters but lack such discretion with regard to “non-routine” matters. The approval of the amendment to our Certificate of Incorporation and the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for fiscal year 2021 are considered routine matters and, as such, brokers and other nominees may vote on those proposals in the absence of specific instructions from the beneficial owner. The other proposals described in this proxy statement are considered non-routine matters and brokers and other nominees do not have discretionary authority to vote on such proposals.

Quorum and Required Votes

A majority of the aggregate number of shares of our common stock issued and outstanding and entitled to vote at the Annual Meeting must be present in person or by proxy in order for there to be a quorum at the Annual Meeting and for any action to be taken at the Annual Meeting. If you submit a properly executed proxy via the internet or by telephone or mail, regardless of whether you abstain from voting on one or more matters, your shares will be counted as present at the Annual Meeting for the purpose of determining a quorum. Broker non-votes will also be counted as present for the purpose of determining the presence of a quorum at the Annual Meeting.

Proposal 1: The affirmative vote of the holders of a majority of the shares of our common stock having voting power present in person or represented by proxy at the Annual Meeting is required for the election of each director nominee. This majority voting standard means that a director nominee will be elected if the number of shares voted “For” that director nominee exceeds the aggregate number of shares voted “Against” and that “Abstain” from voting with respect to that director nominee. As a result, an abstention will have the same effect as a negative vote. Broker non-votes will not be counted toward the vote total and therefore will have no effect on the outcome of this proposal. In accordance with our corporate governance guidelines, each of our incumbent directors tendered his resignation in advance of being nominated for election at the Annual Meeting, with the effectiveness of such resignation subject to and contingent upon (a) the director’s failure to receive a sufficient number of votes for re-election at the Annual Meeting and (b) our Board of Directors’ acceptance of the resignation. Accordingly, the continued service on our Board of Directors by any director who is not re-elected because he does not receive the requisite affirmative votes at the Annual Meeting will be subject to our Board of Directors’ determination as to whether to accept or reject his resignation. Our Board of Directors will take into account and consider the voting results at the Annual Meeting but has sole discretion to determine whether or not to accept the resignation.

Proposal 2: The affirmative vote of the holders of a majority of the outstanding shares of our common stock on the record date is required to amend our Certificate of Incorporation to increase the number of authorized shares of our common stock from 200,000,000 to 300,000,000. An abstention will have the same effect as a negative vote. Brokers and other nominees generally will have discretionary authority to vote on this proposal because it is considered a routine matter under NYSE rules; therefore, we do not expect any broker non-votes with respect to this proposal.

Proposal 3: The affirmative vote of the holders of a majority of the shares of our common stock having voting power present in person or represented by proxy at the Annual Meeting is required to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ended December 31, 2021. An abstention will have the same effect as a negative vote. Brokers and other nominees generally will have discretionary authority to vote on this proposal because it is considered a routine matter under NYSE rules; therefore, we do not expect any broker non-votes with respect to this proposal.

Proposal 4: The affirmative vote of the holders of a majority of the shares of our common stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required to approve, on an advisory basis, the compensation of our named executives. An abstention will have the same effect as a negative vote. Broker non-votes will not be counted toward the vote total and therefore will have no effect on the outcome of this proposal.

Solicitation of Proxies

We are soliciting proxies from our stockholders on behalf of our Board of Directors and will pay for all costs incurred in connection with the solicitation. In addition to solicitation by mail, our directors, officers and employees may solicit proxies from our stockholders in person or by telephone, facsimile, email or other electronic methods without additional compensation other than reimbursement for their actual expenses.

We may retain a proxy solicitation firm to assist us in the solicitation of proxies for the Annual Meeting. We would pay such firm, if any, customary fees, which we do not expect would exceed $20,000 and would reimburse the firm for its reasonable out-of-pocket expenses.

Arrangements also will be made with brokerage firms and other custodians, nominees and fiduciaries for the forwarding of solicitation material to the beneficial owners of stock held of record by such persons, and we will reimburse such custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses in connection therewith.

If You Receive More Than One Proxy Card

If you receive more than one proxy card, it means you hold shares that are registered in more than one account. To ensure that all of your shares are voted, please mark your votes and date, sign and return each proxy card, or vote your proxy via internet or by telephone as instructed on each proxy card.

Householding Information

The SEC has adopted rules that permit brokers, banks and other nominees to satisfy the delivery requirements for proxy statements, annual reports and Notice of Internet Availability of Proxy Materials, as applicable, with respect to two or more stockholders sharing the same address by delivering a single copy of such document addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers and other nominees with account holders who are our stockholders may be “householding” the proxy materials. This means that only one copy of this proxy statement, our annual report and Notice of Internet Availability of Proxy Materials may have been sent to multiple stockholders in a household. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement, annual report and Notice of Internet Availability of Proxy Materials from the other stockholder(s) sharing your address, please (i) notify your broker or other nominee, (ii) direct your written request to Savara Inc., 6836 Bee Cave Road, Building III, Suite 200, Austin, TX 78746, Attention: Corporate Secretary or (iii) contact us by phone at (512) 614-1848. We undertake to deliver promptly, upon any such oral or written request, a separate copy of the proxy materials to a stockholder at a shared address to which a single copy of these documents was delivered. Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their communications should notify their broker or other nominee or contact our corporate secretary at the above address or phone number.

If you have any questions about voting your shares, please contact us at (512) 614-1848.

BOARD OF DIRECTORS

The following table provides summary information about each current member of our Board of Directors:

Name	Age	Committee Membership	Director Since
Matthew Pauls	50	None	April 2017

Nevan Elam	53	Compensation Committee (Chair) Nominating & Governance Committee	February 2009

Richard J. Hawkins	72	Audit Committee	October 2010

Joseph S. McCracken	67	Compensation Committee Nominating & Governance Committee (Chair)	October 2013

David A. Ramsay	56	Audit Committee (Chair)	April 2017

Ricky Sun	47	Nominating & Governance Committee	December 2019

An van Es-Johansson	61	Compensation Committee Audit Committee	December 2019

Board Composition

The following is a snapshot of the Board’s current composition and the attributes of its directors:

Racially and Ethnically Diverse	Women	Independent	Reside Outside of the U.S.	Average Age	Average Tenure
29%	14%	86%	14%	57.6 years	5.8 years

Knowledge, Skills, and Expertise

The Board of Directors is committed to ensuring the Board reflects a diverse range of viewpoints, qualifications, skills, and experience. Below is a list of a few of the areas of knowledge and expertise reflected in the members of the Board that contribute to the Board’s effectiveness. Detailed information about each individual director’s qualifications, skills and experience, as well as biographical information, can be found starting on page 7.

•	CEO Leadership – Service as a chief executive officer at a publicly traded or privately-held organization.

•	Industry Experience – Experience in the pharmaceutical or life sciences industry, including development and commercialization of pharmaceutical products.

•	Medical or Scientific Background – Medical degree or advanced degree in a scientific field.

•	Financial and Accounting – Experience at a large accounting firm or as chief financial officer, or other professional experience in a financial oversight role.

•	Public Company Governance – Service as a board member of a publicly traded company and familiarity with key corporate governance matters.

•	Global Strategy and Operations – Experience guiding the strategic direction and growth of a pharmaceutical or life sciences company on a global scale.

NOMINEES FOR ELECTION TO THE BOARD

Each of our current directors has been nominated for election to our Board of Directors. The paragraphs below provide information about each such director nominee. There are no family relationships among any of our directors and executive officers. Service on our Board of Directors or as an executive officer prior to April 2017 described in this proxy statement refers to service with Savara Inc., the private company with which we completed a business combination April 2017 when we were operating as Mast Therapeutics, Inc. Following the business combination, we changed our name to Savara Inc.

Matthew Pauls. Mr. Pauls has served as our Chief Executive Officer since December 2020, the Chair of our Board of Directors since September 2020, and served as our Interim Chief Executive Officer from September 2020 to December 2020. Mr. Pauls has served as a member of our Board of Directors since April 2017 and was a member of the Board of Directors of Mast Therapeutics, Inc. from October 2015 to April 2017. Previously, Mr. Pauls was the founder of Spartan Biopharma Insights, LLC, where he provided strategic advisement to institutional investors, C-suite executives, board directors, et al on investment thesis assessment, capitalization strategy, mergers and acquisitions, clinical execution, and commercialization. Mr. Pauls also serves on the Board of Directors of Zyla Life Sciences (previously Egalet Corporation) (OTCQX: ZCOR), a commercial-stage life sciences company with a portfolio of medicines for pain and inflammation. From August 2014 to November 2019, Mr. Pauls served as President and Chief Executive Officer of Strongbridge Biopharma plc (NASDAQ: SBBP), a biopharmaceutical company focused on therapies that target rare diseases. He also served as a member of the Board of Directors of Strongbridge from September 2015 to November 2019. From April 2013 to August 2014, Mr. Pauls was Chief Commercial Officer of Insmed, Inc. (NASDAQ: INSM), a publicly traded global biopharmaceutical company focused on rare diseases. Prior to Insmed, Mr. Pauls worked at Shire Pharmaceuticals, a global specialty biopharmaceutical company, from 2007 to April 2013, most recently as Senior Vice President, Head of Global Commercial Operations from May 2012 to April 2013. Earlier in his career, from 1997 to 2007, Mr. Pauls held senior positions at Bristol-Myers Squibb in Brand Management and Payor Marketing and at Johnson & Johnson in various U.S. and global commercial roles. Mr. Pauls holds B.S. and M.B.A. degrees from Central Michigan University and a J.D. from Michigan State University College of Law. We believe Mr. Pauls’ experience as our Chief Executive Officer, as well as his leadership experience and extensive commercialization, strategic planning and operations experience in the biopharmaceutical industry, particularly with therapies for rare diseases, qualify him to serve as a member of the Board of Directors.

Nevan Elam. Mr. Elam has served as a member of our Board of Directors since February 2009. Since February 2013, Mr. Elam has served as a member of the Board of Directors as well as the President and Chief Executive Officer of Rezolute, Inc. (NASDAQ: RZLT), a biopharmaceutical company focused on developing therapies for metabolic diseases with serious unmet needs. Prior to his tenure at Rezolute, Mr. Elam served as a senior executive in in the pharmaceutical industry including as Senior Vice President and Head of the Pulmonary Business Unit of Nektar Therapeutics as well as President and Chief Executive Officer of a European medical device company. Earlier in his career, he was a co-founder and the Chief Financial Officer of E2open, Inc. as well as a Partner in the corporate practice of the law firm of Wilson Sonsini Goodrich & Rosati, P.C. Mr. Elam received his Juris Doctorate from Harvard Law School and a Bachelor of Arts from Howard University. We believe Mr. Elam’s broad experience with pharmaceutical companies, including managing and advising them in various capacities, qualifies him to serve on the Board of Directors.

Richard J. Hawkins. Mr. Hawkins has served as a member of our Board of Directors since October 2010. Mr. Hawkins is currently the President, Chief Executive Officer and Chair of the Board of Directors of Lumos Pharma, Inc. (NASDAQ: LUMO), a clinical stage biotechnology company focused on bringing novel therapies to patients with severe, rare, and genetic diseases, whose medical needs are unmet. In addition, Mr. Hawkins currently serves on the board of directors of several privately held life sciences companies, as well as Plus Therapeutics Inc. (formerly Cytori Therapeutics, Inc.) (NASDAQ: PSTV), and previously served on the Board of

Directors of SciClone Pharmaceuticals, Inc. until its acquisition in October 2017. Prior to his tenure with Lumos Pharma, Inc., which began in September 2010, Mr. Hawkins, founded and advised numerous pharmaceutical companies including Sensus, where he served as co-founder and Chair of the Board of Directors until it was sold to Pfizer. From 1981 to 2000, Mr. Hawkins was founder, President and CEO of Pharmaco where he guided the company’s growth to more than 2,000 employees. The company later merged with PPD of Wilmington, NC to form PPD Pharmaco, one of the largest clinical contract research organizations in the world. Mr. Hawkins received his Bachelor of Science in Biology from Ohio University. We believe Mr. Hawkins’ experience in the pharmaceutical and life sciences industries as well as his broad management experience qualify him to serve on the Board of Directors.

Joseph S. McCracken. Dr. McCracken has served as our Lead Independent Director since December 2019 and a member of our Board of Directors since October 2013. Dr. McCracken currently advises biopharmaceutical companies on the design and implementation of corporate strategy and business development initiatives. Dr. McCracken also serves on the board of directors of Kindred Biosciences, Inc. (NASDAQ: KIN), Lumos Pharma, Inc. (NASDAQ: LUMO) and Modalis Therapeutics Corporation (TSE: 4883.T), as well as the board of directors of the privately held companies Regimmune Inc. and Neuropore Therapies, Inc. From July 2011 to September 2013, Dr. McCracken was Vice President and Global Head of Business Development & Licensing for Roche Pharma, a research-focused healthcare company, where he was responsible for Roche Pharma’s global in-licensing and out-licensing activities. From October 2009 until July 2011, he was General Manager, Roche Pharma Japan & Asia Regional Head, Roche Partnering. Prior to joining Roche Pharma, Dr. McCracken held the position of Vice President, Business Development at Genentech for more than 9 years, and previously held similar positions at Aventis Pharma and Rhone-Poulenc Rorer. Dr. McCracken holds a Bachelor of Science in Microbiology, a Master of Science in Pharmacology and a Doctorate of Veterinary Medicine from The Ohio State University. We believe Dr. McCracken’s extensive experience in the biotechnology and pharmaceutical industries qualifies him to serve on the Board of Directors.

David A. Ramsay. Mr. Ramsay has served as a member of our Board of Directors since April 2017 and as a member of the Board of Directors of Mast Therapeutics, Inc. from June 2011 to April 2017. Mr. Ramsay currently provides consulting services to publicly traded and privately-held biotechnology companies. Mr. Ramsay serves on the Board of Directors of La Jolla Pharmaceutical Company (NADSAQ: LJPC), as well as the Board of Directors of Exuma Biotech, Inc., a privately held biotechnology company. From February 2018 to October 2018, Mr. Ramsay served as Senior Vice President and Chief Financial Officer of Bonti, Inc., a private, clinical stage biotechnology company focused on the development and commercialization of neurotoxin products for therapeutic and aesthetic applications. Mr. Ramsay served as Chief Financial Officer of Halozyme Therapeutics, Inc. (NASDAQ: HALO), a biotechnology company developing and commercializing novel oncology therapies, from May 2013 until his retirement in July 2015 and from 2003 to 2009. He also served as Halozyme’s Vice President, Corporate Development from May 2009 to May 2013. From 2000 to 2003, Mr. Ramsay was Vice President, Chief Financial Officer of Lathian Systems, Inc., a provider of technology-based sales solutions for the life science industry. From 1998 to 2000, he was with Valeant Pharmaceuticals International, Inc. (formerly ICN Pharmaceuticals, Inc.), a multinational specialty pharmaceutical company, where he served as Vice President, Treasurer and Director, Corporate Finance. Mr. Ramsay began his career at Deloitte & Touche, where he obtained his CPA license. Mr. Ramsay holds a B.S. in business administration from the University of California, Berkeley and a M.B.A. with a dual major in finance and strategic management from The Wharton School at the University of Pennsylvania. We believe Mr. Ramsay’s significant experience as chief financial officer of life science companies, particularly his experiences at Halozyme during its successful development and its commercialization of its first products, and at a large audit and financial advisory firm, qualify him to serve on the Board of Directors.

Ricky Sun. Dr. Sun has served as a member of our Board of Directors since December 2019. Dr. Sun joined Bain Capital Life Sciences, LP. in August 2016 and has served as a Managing Director since January 2021. Dr. Sun also serves on the board of directors of Arcutis Biotherapeutics (NASDAQ: ARQT) and Annexon Biosciences (NASDAQ: ANNX). Prior to joining Bain Capital, from 2013 to 2016, he was a Director of

Corporate Development and Strategy at Biogen. Prior to Biogen, Dr. Sun served as a Vice President at BlackRock, as a member of the Fundamental Equity division of BlackRock’s Alpha Strategies Group and Senior Analyst for BlackRock’s Fundamental Large Cap Growth equity team, covering the health care sector. Prior to that, he was a Senior Healthcare Analyst at Citadel and Alyeska Investment Group in Chicago and worked as a pharmaceuticals equity research analyst on Wall Street, spending time at Lehman Brothers and Morgan Stanley. Dr. Sun began his career as a Senior Scientist at Ironwood Pharmaceutical where he was involved in the discovery and development of the drug Linzess for irritable bowel syndrome. Dr. Sun received a PhD degree in Chemistry and Chemical Biology from Harvard University and was an NIH post-doctoral fellow in Biological Chemistry & Molecular Pharmacology at Harvard Medical School. He also received an MBA from New York University Stern School of Business, where he was a Mildred Elperin Scholar. He graduated summa cum laude from Berea College with a BA in chemistry. We believe that Dr. Sun’s significant experience in life sciences investment qualifies him to serve on our Board of Directors. Dr. Sun was initially identified to serve as member of our Board of Directors by investors affiliated with Bain Capital Life Sciences Investors, LLC (“Bain Capital Life Sciences”) pursuant to the Bain Capital Life Sciences director designation right under that certain securities purchase agreement dated December 20, 2019 among us and certain accredited and institutional investors (the “Purchase Agreement”). For as long as Bain Capital Life Sciences holds a number of shares equal to the greater of (i) 50% of the number of shares of common stock (including shares of common stock issued or issuable upon exercise of warrants) purchased pursuant to and on the date of the Purchase Agreement, and (ii) 5% of our outstanding shares of common stock, we will nominate and use our commercially reasonable efforts to have an individual designated by Bain Capital Life Sciences elected to our Board of Directors.

An van Es-Johansson. Dr. An van Es-Johansson has served on our Board of Directors since December 2019. Since September 2018, she has served as the Chief Medical Officer for AlzeCure Pharma, a Swedish pharmaceutical company with a primary focus on Alzheimer’s disease. From May 2005 to September 2018, Dr. van Es-Johansson served in a range of executive roles of increasing responsibility at Sobi, an international rare disease company headquartered in Stockholm, Sweden, including as Vice President and Head of EMENAR Medical Affairs for Specialty Care and Partner Products from March 2013 to January 2018. Prior to her time at Sobi, Dr. van Es-Johansson served in leadership positions at large pharmaceutical and smaller biotechnology companies, including Roche, Eli Lilly, Active Biotech, and BioStratum. From 2004 to 2016 she was a member of the Scientific Advisory Board for Uppsala Bio and currently serves on the board of directors at Medivir AB (NASDAQ Stockholm), Plus Therapeutics, Inc. (NASDAQ: PSTV), Lumos Pharma, Inc. (NASDAQ: LUMO), and the privately held company Agendia BV. Dr. van Es-Johansson received a M.D. from Erasmus University, Rotterdam, The Netherlands. We believe Dr. van Es-Johansson’s medical knowledge and experience in the pharmaceutical industry qualifies her to serve on the Board of Directors.

Our certificate of incorporation and bylaws provide that each director elected or appointed to our Board of Directors shall hold office until the next annual meeting of stockholders following such election or appointment and until the director’s successor is elected and qualified, or until the director’s earlier resignation or removal. Our bylaws provide that vacancies on our Board of Directors, including those resulting from an increase in the authorized number of directors, may be filled by a majority of the remaining directors, even if less than a quorum, or by a sole remaining director. Any director appointed as a result of a vacancy holds office until the next annual meeting of stockholders and until a successor is elected and qualified. Pursuant to our bylaws, the authorized number of directors may be not less than three nor more than nine, with the exact number, which currently is seven, to be fixed by resolutions adopted from time to time by our Board of Directors. At the Annual Meeting, proxies cannot be voted for a greater number of individuals than the seven nominees named in this proxy statement.

CORPORATE GOVERNANCE

Director Independence

Our Board of Directors has determined that each of our directors other than Matthew Pauls is independent as defined under the NASDAQ Stock Market listing standards.

Board Committees

Our Board of Directors currently has an Audit Committee, Compensation Committee and Nominating and Governance Committee.

Audit Committee. The Audit Committee of our Board of Directors was established by our Board of Directors in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934 (the “Exchange Act”) to oversee our corporate accounting and financial reporting processes and audits of our financial statements. For this purpose, the Audit Committee performs several functions, including, among other things:

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selecting, appointing and providing for the compensation of the independent registered public accounting firm to be engaged to prepare and issue an audit report and perform other audit, review or attest services;

•	approving any other permissible non-audit services to be provided by the independent auditor;

•	overseeing the work and evaluating the performance of the independent auditor, and, if so determined by the Audit Committee, terminating and replacing the independent auditor;

•	reviewing and discussing, including with management and the independent auditor, the annual and quarterly financial statements;

•	reviewing any proposed significant changes to accounting principles and practices;

•	reviewing any material changes to the system of internal control over financial reporting;

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reviewing management’s report on effectiveness of internal control over financial reporting and the independent auditor’s audit of the effectiveness of Savara’s internal control over financial reporting, if applicable;

•	establishing a procedure for receipt, retention and treatment of any complaints or concerns received by Savara about accounting, internal accounting controls or auditing matters;

•	reviewing, approving and overseeing any related party transaction that would require disclosure pursuant to Item 404 of Regulation S-K;

•	overseeing the implementation and enforcement of our insider trading policy; and

•	reviewing and evaluating any significant financial risk exposures facing Savara and the steps our management has taken to control and monitor such exposures.

Savara’s management has the primary responsibility for our consolidated financial statements and the reporting process including our system of internal accounting and financial controls.

The Audit Committee currently consists of Mr. Ramsay, who serves as its Chair, Dr. van Es-Johansson and Mr. Hawkins. Dr. van Es-Johansson was appointed to the Audit Committee in September 2020. Mr. Pauls served on the Audit Committee until his appointment as Interim Chief Executive Officer in September 2020. Our Board of Directors reviews the NASDAQ listing standards definition of independence for Audit Committee members on an annual basis and has determined that all current members of the Audit Committee are independent as currently defined by listing standards and Rule 10A-3 of the Exchange Act. Our Board of Directors has also determined that Mr. Ramsay qualifies as an “audit committee financial expert,” as defined in applicable SEC rules.

Compensation Committee. The Compensation Committee of our Board of Directors acts on behalf of our Board of Directors to review, adopt or recommend for adoption, and oversee Savara’s compensation strategy, policies, plans and programs. For this purpose, the Compensation Committee performs several functions, including, among other things:

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reviewing and recommending to our Board of Directors for its determination and approval the amount, form and terms of compensation of our Chief Executive Officer and other “officers” (as such term is defined under the NASDAQ listing standards);

•	reviewing and making recommendations to our Board of Directors regarding our overall compensation strategy and policies;

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reviewing and making recommendations regarding Savara’s equity and/or cash incentive plans and other benefit plans and, to the extent as may be permitted or required under such plans. The committee has the power and authority to administer the plans, establishes guidelines, interpret plan documents, select participants, and approve grants and awards thereunder;

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granting equity awards to non-officer employees and consultants in accordance with the terms of Savara’s equity incentive plan and to establish compensation policies and practices applicable to non-officer employees;

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evaluating the relationship between executive officer compensation policies and practices and corporate risk management to confirm those policies and practices do not incentivize excessive risk-taking;

•	evaluating and making recommendations to our Board of Directors regarding the compensation of non-employee directors;

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retaining, obtaining the advice of, engaging, compensating and terminating compensation consultants, legal counsel and such other advisors as it deems necessary and advisable to assist it in carrying out its responsibilities and functions; and

•	appointing, compensating and overseeing the work of any of its compensation consultants, legal counsel and other advisors.

The Compensation Committee currently consists of Mr. Elam, who serves as its Chair, Dr. McCracken and Dr. van Es-Johansson. All members of the Compensation Committee are independent as currently defined under the NASDAQ listing standards and Rule 10C-1 of the Exchange Act.

Nominating and Governance Committee. The Nominating and Governance Committee of our Board of Directors is responsible for identifying, reviewing and evaluating candidates to serve as directors of Savara (consistent with criteria approved by our Board of Directors), reviewing and evaluating incumbent directors, selecting or recommending to our Board of Directors for selection candidates for election to the board, making recommendations to our Board of Directors regarding the membership of the committees of the board, assessing the performance of the board, and developing a set of corporate governance principles for Savara. The responsibilities of the Nominating and Governance Committee relating to the nomination of directors include, among other things, the following:

•	identifying and recommending to our Board of Directors nominees for possible election to the Board of Directors;

•	evaluating and making recommendations to our Board of Directors regarding its size, composition and leadership structure;

•	reviewing and assessing Savara’s corporate governance guidelines and recommending any proposed changes thereto to our Board of Directors; and

•	reviewing and making recommendations to our Board of Directors regarding issues of executive officer succession planning and providing oversight with respect to corporate governance matters.

The Nominating and Governance Committee currently consists of Dr. McCracken, who serves as its Chair, Mr. Elam and Dr. Sun. Mr. Pauls served on the Nominating and Governance Committee until his appointment as Interim Chief Executive Officer in September 2020, and Mr. Elam and Dr. Sun were appointed at that time. All members of the Nominating and Governance Committee are independent as currently defined in NASDAQ listing standards.

Our Board of Directors may from time to time establish other committees. Charters for the Audit Committee, the Compensation Committee and the Nominating and Governance Committee, as well as our corporate governance guidelines, are posted on our corporate website at: https://savarapharma.com/investors/corporate-governance/.

Meetings of the Board and its Committees

As required under applicable listing standards and our corporate governance guidelines, our Board of Directors meets on a regular basis to fulfill its responsibilities, including at least once each quarter, and our independent directors meet at least annually in executive session outside the presence of non-independent directors and management. During 2020, our Board of Directors met 11 times, the Audit Committee met four times, the Compensation Committee met six times and the Nominating and Governance Committee met four times. Each member of our Board of Directors who served on our board during all or part of 2020 attended 75% or more of the aggregate of (i) the total number of board meetings held during the period of such member’s service and (ii) the total number of meetings of committees on which such member served during the period of such member’s service.

Board Leadership Structure and Role in Risk Oversight

The leadership structure of our Board of Directors combines the positions of Chair of the Board and Chief Executive Officer and includes a Lead Independent Director. Matthew Pauls currently serves as both the Chair of our Board of Directors and as our Chief Executive Officer. Joseph McCracken currently serves as the Lead Independent Director and undertakes the responsibilities specified in our corporate governance guidelines.

Our corporate governance guidelines do not require our Board of Directors to combine the roles of Chair and Chief Executive Officer, but our Board of Directors believes this leadership structure is the appropriate structure for our company at this time. Pursuant to our corporate governance guidelines, our Board of Directors may choose its chair in any manner that it deems to be in the best interests of our company. We believe that combining the roles of Chair of our Board of Directors and Chief Executive Officer promotes unification and direction, allowing for increased operational effectiveness and strong, efficient leadership. We believe Mr. Pauls is best positioned to identify strategic priorities, lead critical discussion and execute our business plans. We believe that the leadership structure of our Board of Directors and its committees provides independent oversight that balances Mr. Pauls’ combined role, which helps ensure a strong, independent, and active Board of Directors.

Our Board of Directors is responsible for oversight of risks facing our company, while our management is responsible for day-to-day management of risk. Our Board of Directors as a whole directly administers its risk oversight function. In addition, the risk oversight function is also administered through the committees of our Board of Directors, which oversee risks inherent in their respective areas of responsibility, report to our Board of Directors regularly and involve the Board as necessary. For example, the Audit Committee oversees our financial exposure and financial reporting related risks, and the Compensation Committee reviews risks related to our compensation programs and practices and makes recommendations to our Board regarding oversight of such risks. Our Board of Directors as a whole directly oversees our strategic and business risk, including product development risk and business continuity risk, through regular interactions with our management. We believe our Board’s leadership structure supports its role in risk oversight, with our executive officers responsible for assessing and managing risks facing our company on a day-to-day basis and the members of our Board of Directors providing oversight of such risk management.

Director Resignation Policy

Under Delaware law, an incumbent director may remain in office notwithstanding the failure to receive the required vote for re-election until the director’s successor is duly elected. To address this “holdover rule,” our corporate governance guidelines include a director resignation policy whereby our Board of Directors will nominate for re-election only those directors who tender an irrevocable, contingent resignation in writing to the chair of our Board of Directors. The resignation becomes effective only if (a) the director fails to receive a sufficient number of votes for re-election at a meeting of stockholders at which director elections are held and (b) our Board of Directors accepts the resignation. If a director fails to receive the required vote for re-election, the Nominating and Governance Committee, or such other committee designated by our Board of Directors, which we refer to as the “reviewing committee,” will act promptly to consider the director’s resignation and recommend to the full Board of Directors whether to accept or reject the resignation, or whether other action should be taken. Our Board of Directors expects the director whose resignation is under consideration to abstain from participating in any decision regarding that resignation. In considering whether to accept or reject a director’s resignation, each of the reviewing committee and our Board of Directors may consider any factors it deems relevant. Within 90 days after the date of the certification of the election results for the applicable stockholders’ meeting, our Board of Directors will act on the resignation, taking into account the reviewing committee’s recommendation, and publicly disclose its decision.

Prohibition on Hedging and Speculative Transactions Involving our Securities

As part of our insider trading policy, our directors and employees (including our executive officers) and designated consultants, advisors and contractors are prohibited from engaging in speculative transactions involving our securities, including short sales, “sales against the box” or any equivalent transaction involving our securities (or the securities of any of our customers, vendors, suppliers or other business partners). In addition, as part of our insider trading policy, our directors, officers and other employees and consultants, advisors and contractors to our company are prohibited from engaging in hedging or derivative transactions involving our securities, such as “cashless” collars, forward sales, equity swaps and other similar or related transactions. Further, our insider trading policy states that our directors and employees (including our executive officers) and other persons subject to the policy are not permitted to hypothecate or pledge our securities to secure a loan and that they cannot purchase our securities “on margin” (that is, borrow funds to purchase securities, including in connection with exercising any stock options).

CORPORATE RESPONSIBILITY

Savara’s mission is to “positively impact the lives we touch.” In pursuing that mission, we are committed to five key values: Courageous, Collaborative, Ethical, Nurturing and Excellence. Our mission, informed by our key values, is at the heart of everything that we do, including our approach to corporate responsibility. Below are a few highlights of our commitment to corporate responsibility.

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Ethics & Compliance. We are committed to acting with integrity in every aspect of our business. We have adopted a Code of Conduct and require all employees to complete training on it. Additionally, we have established a toll-free hotline and web-based service to enable anonymous reporting of concerns regarding ethical issues or suspected violations of our policies. In 2020, no reports were submitted.

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Work Environment. We have adopted a Human Rights and Labor Standards Policy to evidence our commitment to ensuring that each of our employees and the people with whom we interact are treated with fairness, respect, and dignity.

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Diversity and Inclusion. We value diverse backgrounds and viewpoints and are committed to equal opportunity. We aim to recruit, hire, place, develop, compensate, and advance people based on the needs of our organization and the qualifications, performance, skills, and experience of our people. We are especially proud of the number of women represented in our workforce and their advancement within Savara. Women represent approximately 58% of our employees, and in 2020, approximately 78% of employees promoted internally were women. Additionally, women comprise 50% of our leadership team. We expect to continue to enhance our workforce diversity and advance the development of diverse talent. We consistently evaluate the opportunity for diversity for both our employee workforce and our Board of Directors. As part of our diversity and inclusion strategy, upon beginning employment, all employees receive training on workplace diversity and inclusion.

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Professional Development. We believe in investing in our employees and seek to develop our employee talent within the organization through access to training, continuous learning programs and other development initiatives. In 2020, we conducted a leadership development program for employees that we referred to as “LEAD 2020.” LEAD 2020 provided each participant with a personalized behavioral assessment, individual coaching sessions with an outside consultant, and a performance survey from their managers and colleagues. Nearly 60% of employees enrolled in the program.

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Health and Safety. The health and safety of our employees is a top priority, and our goal is to provide a safe and healthy work environment for all personnel. We aim to comply with applicable federal, state, and local laws regarding workplace safety and have adopted a Health and Safety in the Workplace Policy that is applicable to all employees, regardless of geographic location. In response to the COVID-19 pandemic, we have provided our employees the ability to work virtually in order to best manage business and personal responsibilities and halted non-essential travel. We have set specific guidelines for our employees to follow when they determine they need to use our facilities. These guidelines include, among others, limiting the number of people in our office at one time and social distancing. We will continue to manage this situation with a focus towards the safety of our employees.

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Employee Engagement. We strive to create a collaborative work environment and encourage employee engagement. We conduct periodic employee surveys to gain valuable feedback and, following the move to remote work during the COVID-19 pandemic, have enhanced our internal communications with regular “town hall” meetings to ensure connectivity to our workforce. Additionally, in 2020, we implemented a spot bonus program that allows employees to nominate their colleagues for cash awards in recognition of notable achievements.

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Employee Wellbeing. We are committed to supporting the wellbeing of our employees. We help employees balance the demands of work and personal life by offering flexible work schedules and the ability to work remotely. Additionally, we offer paid parental leave to employees who have welcomed a new family member through birth, adoption, or foster placement. In recognition of the challenges of returning to work following parental leave, in 2021, we adopted a policy to allow employees to work a reduced schedule during their first month back, with no decrease in compensation.

DIRECTOR NOMINATIONS

Criteria for Board Membership and Process for Identifying and Evaluating Nominees

In recommending candidates for appointment or election to our Board of Directors, the Nominating and Governance Committee considers the appropriate balance of experience, skills and characteristics required of our Board of Directors and seeks to ensure that at least a majority of the directors are independent under NASDAQ listing standards and that the Board’s Audit Committee and Compensation Committee will be comprised of directors who meet applicable NASDAQ listing standards and SEC rules regarding qualifications to serve on such committees. Candidates for director are selected on the basis of their depth and breadth of experience, wisdom, integrity, ability to make independent analytical inquiries, understanding of our business environment, willingness to devote adequate time to board duties, the interplay of the candidate’s experience and skills with those of other directors and the extent to which the candidate would be a desirable addition to our Board and any of its committees. Directors generally will not be nominated for re-election at any annual or special meeting held after their 80th birthday. In addition, our corporate governance guidelines require that directors limit their service on boards of directors of public companies to a total of four (including service on our Board). Other than the foregoing, there are no stated minimum criteria for director nominees, although the Nominating and Governance Committee may also consider such other factors as it may deem are in the best interests of our company and its stockholders.

The Nominating and Governance Committee recognizes the importance of diversity to a well-functioning board. When identifying and selecting director nominees, it takes into account diversity of background, skills, professional experience and perspective within the pharmaceutical and biotechnology industries. The Nominating and Governance Committee is committed to ensuring that the board reflects a diverse range of viewpoints. In 2020, the Board amended the corporate governance guidelines to note the importance of diversity and specify that when assessing candidates for Board membership, the Board shall strive to achieve a diverse balance of experiences, skills, perspectives, and backgrounds among its members, including with regard to gender, age, race, ethnicity, and other attributes.

In the case of incumbent directors whose terms of office are set to expire, the Nominating and Governance Committee reviews these directors’ overall service to the company during their terms, including the number of meetings attended, level of participation, quality of performance and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Nominating and Governance Committee also determines whether the nominee is independent for NASDAQ purposes, which determination is based upon applicable NASDAQ listing standards and applicable SEC rules and regulations. The Nominating and Governance Committee then uses its network of contacts to compile a list of potential candidates, but may also engage, if it deems appropriate, a professional search firm. The Nominating and Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of our Board of Directors. The Nominating and Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee by majority vote which is then recommended to the full Board of Directors.

Stockholder Recommendations

The Nominating and Governance Committee will consider director candidates recommended by stockholders. The Nominating and Governance Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, based on whether or not the candidate was recommended by a stockholder. Stockholders who wish to recommend individuals for consideration by the Nominating and Governance Committee to become nominees for election to our Board of Directors may do so by delivering a written recommendation to the Nominating and Governance Committee at the following address: c/o Savara Inc., 6836 Bee Cave Road, Building III, Suite 200, Austin, TX 78746, Attn: Corporate Secretary. Submissions must include the following information: the name, age, business address and residence address of the proposed nominee; a statement of the proposed nominee’s business experience and educational background; the proposed nominee’s principal occupation or employment; the class and number of shares of our capital stock beneficially owned by the proposed nominee; a detailed description of all relationships, arrangements or understandings between the proposing stockholder and the proposed nominee and any other person or persons (naming such person or persons) pursuant to which such proposed nomination is being made by the stockholder; a detailed description of all relationships, arrangements or understandings between the proposed nominee and any service-provider or supplier to, or competitor of Savara; information regarding each of the criteria for board membership described above in sufficient detail to allow the Nominating and Governance Committee to evaluate the proposed nominee; and a statement from the proposed nominee that he or she is willing to be considered and willing to serve as a director if nominated and elected. The proposing stockholder must also include the following information with respect to such stockholder: documentation supporting that the proposing stockholder is a stockholder of Savara; the proposing stockholder’s name and address, as they appear on Savara’s books; and the class and number of shares of Savara’s capital stock beneficially owned by the proposing stockholder. If a stockholder submits a director recommendation in compliance with the procedure described above, the Nominating and Governance Committee will conduct an initial evaluation of the proposed nominee and, if it determines the proposed nominee may be a qualified candidate, the Nominating and Governance Committee and one or more members of the management team will interview the proposed nominee to determine whether he or she might be suitable to be a director. If the Nominating and Governance Committee determines the proposed nominee would be a valuable addition to our Board of Directors, based on the criteria for board membership described above and the specific needs of the board at the time, it will recommend to the board such person’s nomination. In connection with its evaluation, the Nominating and Governance Committee may request additional information from the proposed nominee and/or the proposing stockholder.

Separately, our bylaws contain provisions that address the process by which a stockholder may nominate an individual to stand for election to the board at Savara’s annual meeting of stockholders. Such nominations may be made only if the stockholder has given timely written notice to the company’s corporate secretary containing the information required by our bylaws. To be timely, such notice must be received at Savara’s principal executive offices not earlier than the 120th day, nor later than the close of business on the 90th day, prior to the first anniversary of the date of the preceding year’s annual meeting as first specified in the notice of meeting (without regard to any postponements or adjournments of such meeting after such notice was first sent), except that if no annual meeting was held in the previous year or the date of the annual meeting is more than 30 days earlier or later than such anniversary date, such notice must be received not earlier than the 120th day prior to the date of such annual meeting and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or the 10th day following the date on which Savara first publicly announces the date of such meeting.

COMMUNICATIONS WITH DIRECTORS

Stockholders who wish to communicate with our Board of Directors or an individual director may do so by sending a written communication addressed to the board or an individual director to: Savara Inc., 6836 Bee Cave Road, Building III, Suite 200, Austin, TX 78746, Attention: Investor Relations. Submitting stockholders should indicate they are a stockholder of our company. Depending on the subject matter, investor relations will: forward the inquiry to the chair of our Board of Directors, who may forward the inquiry to a particular director if the inquiry is addressed to a particular director; forward the inquiry to the appropriate personnel within our company (for instance, if it is primarily commercial in nature); attempt to handle the inquiry directly (for instance, if it is a request for information about our company or a stock-related matter); or not forward the inquiry, if it relates to an improper or inappropriate topic or is otherwise irrelevant.

Any stockholder who wishes to communicate with our Board of Directors to report complaints or concerns related to accounting, internal accounting controls or auditing may submit a report telephonically or through a web-based system via the toll-free telephone number or the internet address provided in our Code of Business Conduct and Ethics, which is available on our corporate website at www.savarapharma.com.

We encourage but do not require our directors to attend our annual meetings of stockholders. Seven of the eight directors serving on our Board at the time of our 2020 annual meeting of stockholders attended the annual meeting.

EXECUTIVE OFFICERS

Our current executive officers, their ages and positions held as of April 1, 2021, are as follows:

Name	Age	Title
Matthew Pauls	50	Chair of the Board of Directors and Chief Executive Officer
Badrul Chowdhury	63	Chief Medical Officer
David Lowrance	53	Chief Financial Officer and Secretary

Biographical Information

Matthew Pauls. For biographical information regarding Mr. Pauls, see “Nominees for Election to the Board” above.

Badrul Chowdhury. Dr. Chowdhury has served as our Chief Medical Officer since November 2019. Dr. Chowdhury was previously employed by AstraZeneca Pharmaceuticals, where he served as SVP, Chief Physician-Scientist for Respiratory, Inflammation and Autoimmunity Late Stage Development in Biopharmaceuticals R&D from April 2019 to November 2019 and from April 2018 to April 2019 served as SVP, Research and Development at AstraZeneca Medimmune and Head of Respiratory, Inflammation and Autoimmunity at MedImmune. Prior to his positions at AstraZeneca, Dr. Chowdhury served at the U.S. Food and Drug Administration (FDA) for more than 20 years, including positions as Director, Division of Pulmonary, Allergy, and Rheumatology Products, Center for Drug Evaluation and Research (CDER) from March 2010 to April 2018 and as Director, Division of Pulmonary and Allergy Drug Products, CDER from July 2002 to March 2010. Dr. Chowdhury served on the board of directors of Proteostasis Therapeutics, Inc. from May 2019 to December 2020. Dr. Chowdhury has a M.B., B.S. in Medicine from University of Dhaka, Dhaka Medical College, Bangladesh, and a Ph.D. in Immunology from Memorial University of Newfoundland, Canada. He completed Internal Medicine residency training from the Wayne State University School of Medicine, Detroit, Michigan, and Fellowship training in Allergy and Immunology from the National Institute of Allergy and Infectious Diseases, National Institutes of Health (NIH), Bethesda, Maryland. He is double board certified in Internal Medicine and Allergy and Immunology.

David Lowrance. Mr. Lowrance has served as our Chief Financial Officer since November 2016 and Secretary since July 2017. From September 2014 to October 2016, Mr. Lowrance served as the Chief Financial Officer and Treasurer of Edgemont Pharmaceuticals, a fully-integrated specialty pharmaceutical company with multiple marketed products in the CNS space. From April 2011 to September 2014, Mr. Lowrance served as the Chief Financial Officer and Secretary of Acucela Inc., a clinical stage biotechnology company that specializes in ophthalmic therapeutics, where he was responsible for overseeing all aspects of Acucela’s day-to-day operations, business development and growth endeavors, investor relations and corporate communications. While at Acucela, Mr. Lowrance helped lead a $162 million international IPO, with a listing on the Tokyo Stock Exchange. From March 2003 to April 2011, Mr. Lowrance was Vice President and Chief Financial Officer of Cumberland Pharmaceuticals Inc. (NASDAQ: CPIX), a specialty pharmaceutical company focused on commercializing branded prescription products, where he oversaw all aspects of finance and accounting, business and growth strategy and product development. Mr. Lowrance, a CPA, holds a B.B.A. in Accounting from the University of Georgia.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our common stock as of April 12, 2021 (the “Evaluation Date”), or an earlier date for information based on filings with the SEC, by (a) each person known to us to beneficially own more than 5% of the outstanding shares of our common stock, (b) each director and nominee for director, (c) each of the named executive officers listed in the summary compensation table included in this proxy statement, and (d) all of our current directors and executive officers as a group. Percent of beneficial ownership is based on 113,578,654 shares of our common stock outstanding as of the Evaluation Date.

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to the securities. Shares of common stock that may be acquired by an individual or group within 60 days of the Evaluation Date, pursuant to the exercise of options or warrants, are deemed to be outstanding for the purpose of computing the percentage ownership of such individual or group but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person shown in the table.

Except as indicated in footnotes to this table, we believe that the stockholders named in this table have sole voting and investment power with respect to all shares of common stock shown to be beneficially owned by them, based on information provided to us by such stockholders. Unless otherwise indicated, the address for each stockholder listed is: c/o Savara Inc., 6836 Bee Cave Road, Building III, Suite 200, Austin, TX 78746.

Name and Address of Beneficial Owner	Shares Beneficially Owned	Percent of Outstanding
Principal Stockholders:
Entities affiliated with Bain Capital Life Sciences, L.P. (1)	11,838,549	9.99%
Persons and entities affiliated with New Enterprise Associates (2)	24,137,931	21.25%
Persons and entities affiliated with Farallon Capital Management, LLC (3)	12,070,305	9.99%
Persons and entities affiliated with Adage Capital Partners, L.P. (4)	7,296,551	6.42%
Persons and entities affiliated with Caxton Corporation (5)	6,896,551	6.07%
Directors and Named Executive Officers:
Matthew Pauls (6)	327,109	*
Nevan Elam (7)	76,294	*
Richard J. Hawkins (8)	48,950	*
Joseph S. McCracken (9)	188,318	*
David A. Ramsay (10)	829,547	*
Ricky Sun (11)	5,000	*
An van Es-Johansson (12)	5,000	*
Badrul Chowdhury (13)	329,688	*
David Lowrance (14)	320,102	*
Robert Neville (15)	1,020,328	*
Taneli Jouhikainen (16)	220,309	*
All current executive officers and directors as a group (9 persons) (17)	2,130,008	1.88%

*	Represents beneficial ownership of less than 1% of the shares of Common Stock.

(1)

The information as to beneficial ownership is based on a Schedule 13D/A filed on March 17, 2021 with the SEC on behalf of Bain Capital Life Sciences Fund II, L.P. and BCIP Life Sciences Associates, LP (collectively, the “Bain Reporting Persons”). The Schedule 13D/A states that, collectively, the Bain Reporting Persons have shared voting and dispositive power over 6,913,208 shares and warrants to purchase 20,790,688 shares; however, the warrants can only be exercised to the extent such exercise would not cause the Bain Reporting Persons to beneficially own more than 9.99% of the total number of shares of common stock of Savara outstanding immediately after giving effect to the exercise. The address of the Bain Reporting Persons is 200 Clarendon Street, Boston, MA 02116.

(2)

The information as to beneficial ownership is based on a Schedule 13D filed on March 25, 2021 with the SEC on behalf of Growth Equity Opportunities 17, LLC (“GEO”) and the following associated persons and entities: New Enterprise Associates 17, L.P. (“NEA 17”), NEA Partners 17, L.P. (“NEA Partners 17”), NEA 17 GP, LLC (“NEA 17 LLC”), Forest Baskett (“Baskett”), Ali Behbahani (“Behbahani”), Carmen Chang (“Chang”), Anthony A. Florence, Jr. (“Florence”), Liza Landsman (“Landsman”), Mohamad H. Makhzoumi (“Makhzoumi”), Joshua Makower (“Makower”), Edward T. Mathers (“Mathers”), Scott D. Sandell (“Sandell”), Peter W. Sonsini (“Sonsini”), Paul Walker (“Walker”), and Rick Yang (“Yang”) (collectively, the “NEA Reporting Persons”). The Schedule 13D states that, collectively, the NEA Reporting Persons have shared voting and dispositive power over 24,137,931 shares. The address of the principal business office of GEO, NEA 17, NEA Partners 17, NEA 17, LLC and Sandell is New Enterprise Associates, 1954 Greenspring Drive, Suite 600, Timonium, MD 21093. The address of the principal business office of Behbahani and Mathers is New Enterprise Associates, 5425 Wisconsin Avenue, Suite 800, Chevy Chase, MD 20815. The address of the principal business office of Baskett, Chang, Makhzoumi, Makower, Sonsini, Walker and Yang is New Enterprise Associates, 2855 Sand Hill Road, Menlo Park, California 94025. The address of the principal business office of Florence and Landsman is New Enterprise Associates, 104 5th Avenue, 19th Floor, New York, NY 10001.

(3)

The information as to beneficial ownership is based on a Schedule 13G/A filed on February 14, 2020 with the SEC on behalf of Farallon Capital Management, LLC and the following associated persons and entities: Farallon Capital Partners, L.P., Farallon Capital Institutional Partners, L.P., Farallon Capital Institutional Partners II, L.P., Farallon Capital Institutional Partners III, L.P., Four Crossings Institutional Partners V, L.P., Farallon Capital Offshore Investors II, L.P., Farallon Capital (AM) Investors, L.P., Farallon Capital F5 Master I, L.P., Farallon Partners, L.L.C., Farallon Institutional (GP) V, L.L.C., and Farallon F5 (GP), L.L.C., Philip D. Dreyfuss, Michael B. Fisch, Richard B. Fried, David T. Kim, Monica R. Landry, Michael G. Linn, Rajiv A. Patel, Thomas G. Roberts, Jr., William Seybold, Andrew J. M. Spokes, John R. Warren and Mark C. Wehrly (collectively, the “Farallon Reporting Persons”). The 13G/A states that, collectively, the Farallon Reporting Persons have shared voting and dispositive power over 4,825,086 shares and warrants to purchase 10,324,185 shares; however, the warrants can only be exercised to the extent such exercise would not cause the Farallon Reporting Persons to beneficially own more than 9.99% of the total number of shares of common stock of Savara outstanding immediately after giving effect to the exercise. The address of the Farallon Reporting Persons is c/o Farallon Capital Management, L.L.C., One Maritime Plaza, Suite 2100, San Francisco, California 94111.

(4)

The information as to beneficial ownership is based on a Schedule 13G filed March 25, 2021 with the SEC on behalf of Adage Capital Partners, L.P. and the following associated persons and entities: Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross (collectively, the “Adage Reporting Persons”). The Schedule 13G states that the Adage Reporting Persons have shared voting and dispositive power over 7,296,551 shares. The address of each of the Adage Reporting Persons is 200 Clarendon Street, 52nd Floor, Boston, Massachusetts 02116.

(5)

The information as to beneficial ownership is based on a Schedule 13G filed March 19, 2021 with the SEC on behalf of Caxton Corporation and the following associated persons and entities: CDK Associates, L.L.C. (“CDK Associates”) and Bruce S. Kovner (“Kovner” and collectively, the “Caxton Reporting Persons”). The Schedule 13G states that each of Caxton Corporation and Kovner have shared voting and dispositive power over 6,896,551 shares and CDK Associates has shared voting and dispositive power over 6,482,758 shares. The address of each of the Caxton Reporting Persons is 731 Alexander Road, Building 2, Suite 500, Princeton, New Jersey 08540.

(6)	Includes 273,659 shares issuable upon the exercise of options that are exercisable within 60 days of the Evaluation Date.
(7)	Includes 51,682 shares issuable upon the exercise of options that are exercisable within 60 days of the Evaluation Date.
(8)	Consists of 48,950 shares issuable upon the exercise of options that are exercisable within 60 days of the Evaluation Date.
(9)

Includes (i) 19,557 shares issuable upon the exercise of options and (ii) 424 shares issuable upon the exercise of outstanding warrants, in each case that are exercisable within 60 days of the Evaluation Date.

(10)	Includes 17,750 shares issuable upon the exercise of options that are exercisable within 60 days of the Evaluation Date.
(11)

Does not include shares of common stock held by the Bain Reporting Persons. Ricky Sun is a Managing Director with Bain Capital Life Sciences, LP. Consists of 5,000 shares issuable upon the exercise of options that are exercisable within 60 days of the Evaluation Date.

(12)	Consists of 5,000 shares issuable upon the exercise of options that are exercisable within 60 days of the Evaluation Date.
(13)	Consists of 200,000 shares issuable upon the vesting of restricted stock units and 129,688 shares issuable upon the exercise of options that are exercisable within 60 days of the Evaluation Date.
(14)	Includes 306,309 shares issuable upon the exercise of options that are exercisable within 60 days of the Evaluation Date.
(15)	Includes 522,300 shares issuable upon the exercise of options that are exercisable within 60 days of the Evaluation Date.
(16)	Includes 52,740 shares issuable upon the exercise of options that are exercisable within 60 days of the Evaluation Date.
(17)

Includes 1,071,989 shares held of record by our directors and executive officers, 857,596 shares issuable upon the exercise of options, 200,000 shares issuable upon the vesting of restricted stock units, and 424 shares issuable upon the exercise of warrants held by our directors and executive officers that are, in each case, exercisable within 60 days of the Evaluation Date.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our Audit Committee’s charter requires that it reviews and approves any proposed related-party transaction that would require disclosure pursuant to Item 404(a) of Regulation S-K.

Savara had no related party transactions requiring disclosure under applicable SEC rules for the year ended December 31, 2020, and no such related party transaction is currently proposed.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of our common stock, to file reports of securities ownership and changes in such ownership with the SEC. Our officers and directors and persons who own more than 10% of our common stock also are required by rules promulgated by the SEC to furnish us with copies of all Section 16(a) reports they file. Based solely upon a review of the copies of such reports furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were timely met during the fiscal year ended December 31, 2020 except for one late Form 4 filing by Dr. Ricky Sun with respect to an option award on March 10, 2020.

EQUITY COMPENSATION PLAN INFORMATION

The table below provides information about our common stock that, as of December 31, 2020, may be issued upon the exercise of options and the vesting of RSUs under the following equity compensation plans (which are all our equity compensation plans; provided, however, that new equity awards may only be issued under the 2015 Omnibus Incentive Plan):

•	2015 Omnibus Incentive Plan (the “2015 Plan”)

•	Savara Inc. Stock Option Plan (the “2008 Plan”)

•	Non-statutory Stock Option Agreement (Inducement Award) between Badrul Chowdhury and Savara Inc. dated November 26, 2019

•	Restricted Stock Unit Agreement (Inducement Grant) between Badrul Chowdhury and Savara Inc. dated November 26, 2019

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options and vesting of RSUs		(b) Weighted average exercise price of outstanding options (1)	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity Compensation Plans Approved by Stockholders	6,249,739	(2)	$2.74	1,677,046
Equity Compensation Plans Not Approved by Stockholders	500,000	(3)	$1.01	—
Total	6,749,739		$2.66	1,677,046

(1)	The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs, which have no exercise price.
(2)

Includes 4,759,918 shares issuable upon the exercise of outstanding options granted under the 2015 Plan, 309,397 shares issuable upon the vesting of RSUs granted under the 2015 Plan, and 1,180,424 shares issuable upon the exercise of outstanding options granted under the 2008 Plan.

(3)	Includes 300,000 shares issuable upon the exercise of options and 200,000 shares issuable upon the vesting of RSUs granted to Dr. Chowdhury under his inducement award agreements.

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following Compensation Discussion and Analysis describes our compensation philosophy and the material elements of compensation in 2020 for our executive officers identified in the Summary Compensation Table below, who are referred to as our “Named Executive Officers” or “NEOs.” For the year ended December 31, 2020, our Named Executive Officers were:

•	Matthew Pauls, Chief Executive Officer

•	Badrul Chowdhury, Chief Medical Officer

•	David Lowrance, Chief Financial Officer and Secretary

•	Robert Neville, Chief Executive Officer[1]

•	Taneli Jouhikainen, President, Chief Operating Officer and Chief Business Officer[2]

Overview

We believe hiring and retaining well performing executives is important to our ongoing success. Our executive compensation program is intended to attract and retain qualified executive officers and to align the interests of our executive officers with those of our stockholders by incentivizing and rewarding achievement of business objectives that Savara believes will enhance Savara’s value and by promoting commitment to long-term success. As a clinical-stage biopharmaceutical company, these objectives are to be accomplished primarily by positioning us to successfully execute our drug product development and regulatory approval efforts and to translate those efforts, over time, into revenues and income from commercialization of, or strategic collaborations with respect to, our product candidates. To that end, our executive compensation packages include a base salary to provide an element of income stability and security that compensates our executive officers for expected day-to-day performance, annual performance-based cash incentives to motivate our executive officers to achieve near-term corporate goals that are set by our Board of Directors and intended to enhance the value of our company, and significant long-term incentives in the form of stock-based compensation to further align the interests of our executive officers with those of our stockholders, reward long-term value-creation, and increase retention. The components of our executive compensation program also are intended to complement each other and offset risk of overemphasis on short-term goals to the detriment of long-term value creation.

Neither our Board of Directors nor the Compensation Committee of our Board of Directors (our “Compensation Committee”) has adopted any formal or informal policies or guidelines for allocating compensation between cash and non-cash compensation, or among different forms of non-cash compensation. The determination of the Board of Directors or Compensation Committee as to the appropriate use and weight of each component of executive compensation has been historically subjective, based on its view of the relative importance of each component in meeting our overall objectives.

Our Compensation Committee is responsible for designing our executive compensation program each year and recommending it for approval by our Board of Directors. The Compensation Committee considers a number of factors, including the input of our chief executive officer related to the compensation of executives other than himself. In 2019, we announced that our IMPALA clinical trial did not meet its primary endpoint and that the U.S. Food and Drug Administration indicated data from the IMPALA trial did not provide sufficient evidence of efficacy and safety. As a result, in December 2019 we determined we would not increase employee salaries in 2020, and the Compensation Committee did not recommend an increase in salaries or annual cash incentives as a percentage of salary for our executive officers.

[1]	Mr. Neville served as our Chief Executive Officer until his resignation on September 11, 2020.
[2]	Dr. Jouhikainen served as our President and Chief Operating Officer until May 27, 2020 and then as President and Chief Business Officer until his resignation on September 11, 2020.

In late 2020, our Compensation Committee engaged Aon-Radford (“Radford”), an independent executive compensation consultant, to assist in evaluating our compensation practices, including measuring the competitiveness of our compensation practices against an appropriate peer group. Prior to engaging Radford, our Compensation Committee conducted a specific review of its relationship with Radford and determined that Radford’s work for the committee did not raise any conflicts of interest, consistent with the guidance provided under the Dodd-Frank Act, and by the SEC and NASDAQ rules. Radford reports directly to our Compensation Committee Chair, takes direction from our Compensation Committee, and does not provide Savara with any services other than the services provided at the request of our Compensation Committee. Our Compensation Committee continues to monitor the independence of its compensation consultant on a periodic basis.

The Compensation Committee and Radford reviewed data from the Radford Global Life Sciences Survey as well as the compensation practices of a peer group of comparable companies. The Compensation Committee also considered the company’s performance and the performance of each of the executive officers. Based on that review, in December 2020, our Compensation Committee recommended, and our Board of Directors approved, equity awards to each of our named executive officers.

Factors for Determining 2020 Compensation

Performance

One of the primary objectives of our executive compensation program is to motivate our executive officers to achieve strategic goals that our Board of Directors believes will lead to short-term and long-term value creation for our stockholders. As discussed above, given the nature of our business and our life-cycle stage, these goals are largely tied to advancement of our product pipeline through the attainment of clinical and regulatory milestones, securing adequate funding, and managing our cash resources consistent with forecast and strategic plans. Although our Board of Directors establishes pre-approved goals in connection with setting the bonus targets, our Board retains significant discretion to assess performance in a subjective, non-formulaic manner.

Competitive Assessment

Our Board of Directors and Compensation Committee believe that examining data from similarly situated companies in our industry and establishing a peer group and reviewing compensation packages offered and paid to similar positions of that peer group provide useful information in evaluating our executive compensation practices, including the structure and levels of compensation that will allow us to attract, retain and motivate our executive officers and also align their interests with those of our stockholders.

In the third quarter of 2020, in consultation with Radford, our Compensation Committee reviewed the peer group of publicly traded companies in the biotechnology and biopharmaceutical industries used in its compensation assessment from the prior year and refined the peer group to more closely align with our market capitalization at the time of the selection. The following peer group was recommended by Radford and approved by the Compensation Committee and our management:

• Actinium Pharmaceuticals, Inc.*	• Entasis Therapeutics Holdings Inc.*	• Rigel Pharmaceuticals, Inc.
• Ardelyx, Inc.	• Evelo Biosciences, Inc.*	• Spero Therapeutics, Inc.*
• Catabasis Pharmaceuticals, Inc.*	• Galera Therapeutics*	• Strongbridge Biopharma plc
• Cidara Therapeutics, Inc.	• GlycoMimetics, Inc.*	• Syndax Pharmaceuticals, Inc.
• CTI BioPharma Corp.*	• Idera Pharmaceuticals, Inc.	• Tyme Technologies, Inc.*
• Curis, Inc.	• MEI Pharma, Inc.*	• Voyager Therapeutics, Inc.
• Dynavax Technologies Corporation	• OncoSec Medical Incorporated*

*	Added to the peer group in 2020.

To effectively recruit, retain and motivate key employees, we believe our executive compensation must be competitive within the peer group in which we compete, while also aligned with the interest of our stockholders. Our Compensation Committee used the compensation data from the peer group as well as available survey data to assist in its evaluation of the compensation of our executive officers and as a factor in its recommendations for equity awards in 2020.

Executive Compensation Components

Base Salary

The purpose of the base salary component of our executive compensation program is to provide a level of income that allows us to attract and retain executive talent and mitigate pressure to focus on stock price performance to the detriment of other important aspects of our business by providing an element of income stability and security. The base salary represents fixed cash compensation recognizing individual performance, scope of responsibility, leadership skills and experience, and it compensates an executive for performing his or her job responsibilities on a day-to-day basis. The base salaries of our executive officers are initially established through arm’s-length negotiation at the time of hire. Base salaries are then reviewed at least annually by the Compensation Committee and may be adjusted to realign with market levels after taking into account individual responsibilities, performance and experience. The Compensation Committee also evaluates an executive officer’s base salary in the context of the executive’s other compensation components to ensure that the executive’s compensation package is in line with our overall compensation philosophy and objectives as discussed above.

The 2020 base salaries for two of our named executive officers, Mr. Pauls and Dr. Chowdhury, were established at their time of hire. Dr. Chowdhury began his employment with Savara in November 2019, and his offer letter set forth his 2020 base salary. Mr. Pauls entered into an Executive Employment Agreement us upon his appointment as Interim Chief Executive Officer on September 11, 2020, which was subsequently amended and restated when he was appointed permanent Chief Executive Officer on December 8, 2020. In each case, the agreements with Mr. Pauls and Dr. Chowdhury were approved by the Compensation Committee and the Board following the review of market data and arm’s-length negotiation with the executive.

In December 2019, our Compensation Committee assessed the base salary levels of our other named executive officers. In 2019, we announced that our IMPALA clinical trial did not meet its primary endpoint and that the U.S. Food and Drug Administration indicated data from the IMPALA trial did not provide sufficient evidence of efficacy and safety. As a result, in December 2019 we determined we would not increase employee salaries in 2020, and the Compensation Committee did not recommend an increase in salaries for our executive officers, which the Board of Directors approved. The 2020 base salaries for the executive officers were as follows:

Executive Officer	Salary
Matthew Pauls	$560,000
Badrul Chowdhury	$525,000
David Lowrance	$379,600
Robert Neville	$546,000
Taneli Jouhikainen	$546,000

Annual Cash Incentives

Although we do not have a written bonus plan, the Board of Directors sets performance targets annually for each of the named executive officers, and the named executive officers receive bonuses at the end of each year based on achievement of those targets. These bonuses are designed to motivate our executive officers to achieve near-term goals and are intended to reward the attainment of annual corporate and individual goals that we believe will enhance the long-term value of our company.

The 2020 target bonus amounts for Mr. Pauls and Dr. Chowdhury were established in their respective employment agreements that were negotiated and entered into at their time of hire. In May 2020, the Compensation Committee determined the target bonus amounts for our other named executives. In line with the decision to keep executive salaries at 2019 levels, the Compensation Committee also recommended, and the Board of Directors approved, that the target bonus amounts remain unchanged from those in 2019. The approved 2020 target bonus amounts as a percent of salary for each of the named executive officers were as follows:

Executive Officer	Bonus Amount (% of base salary)
Matthew Pauls	50%
Badrul Chowdhury	40%
David Lowrance	40%
Robert Neville	50%
Taneli Jouhikainen	50%

The total bonus opportunity for each executive was based on the achievement of certain performance goals. For the chief executive officer, the Board determined that the achievement of companywide goals established by the chief executive officer and the Board of Directors would represent 100% of the target bonus award. For the other executive officers, the Board determined that the achievement of the companywide goals would represent 25% of the target bonus award, the achievement of individual performance measures would represent 50% of the award, and 25% of the award would be determined at the discretion of the chief executive officer. For Dr. Chowdhury, the individual performance measures consisted of objectives related to clinical and regulatory activities. For Mr. Lowrance, the individual performance measures consisted of objectives related to financial reporting metrics, human resources activities, and the evaluation of internal company processes and the implementation of improvements to those processes. For Dr. Jouhikainen, the individual performance measures consisted of objectives related directly to the companywide goals.

The companywide goals for 2020 were intended to focus the management team on advancing our product candidates and improving the quality function. Specifically, the fiscal 2020 corporate performance goals were:

•	Develop and implement a quality improvement plan (37.5% weighting);

•	Finalize the IMPALA 2 clinical trial protocol and obtain regulatory approval (additional credit available for initiating trial) (25% weighting);

•	Complete enrollment of the AVAIL clinical trial by Q2 and database lock in Q4 (12.5% weighting);

•	Complete meeting with the FDA regarding trial design for the Apulmiq product candidate (12.5% weighting); and

•	Complete budget recast and execute within the 2020 budget (12.5% weighting).

In December 2020, the Compensation Committee met to review performance against the 2020 corporate goals and to recommend bonus amounts to our Board of Directors. The Compensation Committee determined the goal related to the Apulmiq program should be omitted from the calculation due to the strategic decision to discontinue development of the program. Based on their analysis, the Compensation Committee determined that that four of the five remaining companywide performance targets had been met, including the two goals weighted more heavily than the others, which resulted in a payout of 86% of the portion of the amount of the bonus award that was based on the achievement of the companywide goals. In addition, it was determined that Dr. Chowdhury and Mr. Lowrance each achieved 100% of their applicable individual performance measures. With regard to the discretionary portion of the bonuses, Mr. Pauls recommended that each of Dr. Chowdhury and Mr. Lowrance be awarded 100% of the discretionary portion of the bonus for their performance during the year, as well as an additional amount in recognition of their efforts during the CEO leadership transition period.

The following table sets forth the total awards recommended by the Compensation Committee and approved by our Board of Directors in December 2020 for the executives serving at that date:

Executive Officer	Bonus Award
Matthew Pauls	$74,648	(1)
Badrul Chowdhury	$223,492
David Lowrance	$161,596

(1)	Reflects proration based on the number of days employed in 2020.

Long-Term Incentive Awards – Stock Options

We believe that stock-based compensation, such as stock options, serves to further align the interests of our executive officers with those of our stockholders, reward long-term value-creation, and increase retention, and it is therefore a significant element of our executive compensation. We typically grant options to our employees, including executives, upon the commencement of their employment and make additional grants on an annual basis as part of the annual review of performance and compensation. Option awards typically vest on a quarterly basis over a four-year period following the grant date. All option awards typically have a 10-year term.

Because vesting occurs over multiple years and only if the employee continues to be employed with us at the time of vesting and because a stock option becomes valuable only if our stock price is greater at the time an option is exercised than it was at the time the option was granted, our Board of Directors believes these equity awards encourage our employees to remain with our company, promote a long-term perspective on corporate success, directly incentivize the NEOs to build long-term value, and align the interests of our employees, including the NEOs, with our stockholders. The multi-year vesting feature and 10-year term also foster employee retention.

We generally make an initial equity award to our executive officers in connection with the commencement of their employment. In connection with the appointment of Mr. Pauls as Interim Chief Executive Officer in September 2020, our Board of Directors granted Mr. Pauls an option to purchase 898,639 shares of our common stock at an exercise price of $1.32, which vests monthly over 36 months, and a restricted stock unit (RSU) award for 227,272 shares of our common stock, which would vest in full upon the earlier to occur of December 31, 2021 or the hiring of a permanent Chief Executive Officer (other than Mr. Pauls). Due to the appointment of Mr. Pauls as permanent Chief Executive Officer in December 2020, the RSU award is expected to vest on December 31, 2021.

In December 2020, in connection with the appointment of Mr. Pauls as permanent Chief Executive Officer, our Compensation Committee and our Board of Directors approved an additional option award to Mr. Pauls. Additionally, our Compensation Committee and our Board of Directors considered option grants to our employees, including our other NEOs, in connection with the annual performance and compensation review process. After considering the performance of the executives and the market data provided by Radford, the Compensation Committee recommended, and the Board of Directors approved, the following option awards to the NEOs:

Executive Officer	Number of Options (1)
Matthew Pauls	500,000
Badrul Chowdhury	275,000
David Lowrance	260,000

(1)	The options have an exercise price of $1.23 per share and vest over a four-year period in equal quarterly installments beginning on December 16, 2020.

Other Elements of Compensation

We maintain broad-based benefits that are provided to all regular, full-time employees (including the NEOs), including health, dental and vision insurance, health savings accounts with company contribution, disability insurance, paid time off, and a 401(k) plan with company match potential. We believe these benefits enable us to offer competitive compensation packages and support employee focus and productivity.

We did not provide any of the NEOs with perquisites in 2020 that exceeded $10,000 in the aggregate for any person.

NEO Employment Agreements

We believe that concerns about potential job loss or the possibility or occurrence of a change-in-control can create uncertainty for our named executive officers that may negatively affect their performance. Accordingly, we have entered into employment agreements with each of our executive officers, which provide for severance benefits upon a qualifying termination of employment and the executive’s compliance with certain post-termination obligations, including delivery of a general release of claims. Those severance benefits are described below under “Potential Payments upon Termination or Change in Control.”

Results of “Say on Pay” Advisory Vote on Executive Compensation

At our 2020 annual meeting of stockholders, approximately 78% of shares that voted on the “say on pay” proposal approved, on an advisory basis, the compensation paid to our named executive officers as disclosed in our definitive proxy statement for that meeting. By the time of the 2020 annual meeting in May 2020, the Compensation Committee had already recommended, and the Board of Directors had approved, a majority of the components of 2020 compensation for the named executive officers; however, the Compensation Committee considered the results of the 2019 advisory vote when making their recommendations. Additionally, the Compensation Committee considered the results of the 2020 advisory vote when recommending the remaining elements of executive compensation for 2020. Our Compensation Committee intends to monitor the results of advisory votes in making future recommendations.

Prohibition on Hedging the Economic Risk of Ownership in Our Securities

For a description of restrictions related to hedging, please see the section entitled “Prohibition on Hedging and Speculative Transactions Involving our Securities.”

Compensation Risk Assessment

The Compensation Committee’s responsibilities include evaluating our executive compensation program to confirm that it does not incentivize excessive risk-taking. Our executive compensation program includes a mix of different types of compensation (base salary, annual performance-based cash bonuses, and long-term equity incentive awards), which provides balance between fixed and performance-based compensation and as to the timing of pay realization. We also believe that our compensation program encourages and rewards prudent business judgment and incentivizes our executive officers to achieve near-term goals but not to the detriment of long-term value creation, which further aligns the interests of the executive officers with those of our stockholders. Based on its latest review, the Compensation Committee concluded that our executive compensation program does not create risks that are reasonably likely to have a material adverse impact on our company.

Conclusion

Attracting, retaining and motivating key employees is essential to creating stockholder value. We believe offering a competitive compensation program with the appropriate mix of base salary and performance-based compensation, including a substantial equity component, and providing for post-termination compensation in certain circumstances, helps us achieve our business objectives and aligns the interest of our executive officers with those of our stockholders. We believe that our 2020 executive compensation was appropriate in that regard.

Compensation Committee Interlocks and Insider Participation

During 2020, the Compensation Committee consisted of Mr. Elam, Dr. McCracken and Dr. van Es-Johansson. No member of the Compensation Committee has ever been an officer or employee of ours. None of our executive officers currently serve, or served during 2020, on the compensation committee or board of directors of any other entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee.

Compensation Committee Report

The Compensation Committee of the Board of Directors of Savara Inc. has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on such review and discussions, has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

Nevan Elam

Joseph McCracken

An van Es-Johansson

The material in the foregoing Compensation Committee Report is not “soliciting material,” shall not be deemed “filed” with the SEC, and shall not be incorporated by reference in any filing of Savara under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

The following table sets forth compensation information for the NEOs for the years ended December 31, 2020 and 2019:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($) (1)	Option Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Matthew Pauls (3)	2020	169,697	—	299,999	1,352,163		74,648	39,796	(4)	1,936,303
Chief Executive Officer	2019	—	—		14,431		—	49,417	(5)	63,848
Badrul Chowdhury	2020	525,000	—		259,448		223,493	18,000	(6)	1,025,940
Chief Medical Officer	2019	65,625	150,000	202,000	227,874		50,000	—		695,499
David Lowrance	2020	379,600	—		245,296		161,596	22,000	(6)	808,492
Chief Financial Officer & Secretary	2019	379,600	—		180,706		116,727	22,000	(6)	699,033
Robert Neville (7)	2020	382,614	—		122,319	(8)	—	823,225	(9)	1,328,157
Former Chief Executive Officer	2019	546,000	—		240,941		238,875	22,000	(6)	1,047,816
Taneli Jouhikainen (10)	2020	382,614	—		83,047	(11)	—	814,825	(12)	1,280,485
Former Chief Operating Officer; Chief Business Officer & President	2019	546,000	—		240,941		201,338	22,000	(6)	1,010,279

(1)

Amounts shown in this column do not reflect compensation actually received by the NEO. The amounts in this column represent the aggregate grant date fair value of stock awards or option awards granted to the NEO in the year indicated, calculated in accordance with the provisions of Financial Accounting Standards Board, or FASB, Accounting Standards Codification, or ASC, Topic 718, Stock Compensation, except that any estimate of forfeitures was disregarded.

(2)

Amounts in this column represent annual cash incentive awards paid to each executive officer under our annual cash incentive program. For further information, see “Compensation Discussion and Analysis—Executive Compensation Components—Annual Cash Incentives.”

(3)

Mr. Pauls commenced his employment with us in September 2020, but he previously served as a member of our Board of Directors and continues to serve in that capacity. Following the commencement of his employment, Mr. Pauls did not receive any additional compensation for his service as a director.

(4)	Includes $26,438 in fees paid for service as a director prior to his employment with us and $10,500 in employer 401(k) plan matching contributions.
(5)	Represents fees paid for service as a non-employee director.
(6)	Includes $18,000 in employer 401(k) plan matching contributions.
(7)	Mr. Neville resigned as CEO and a member of our Board of Directors in September 2020. While serving on the Board, he did not receive any additional compensation for such service.
(8)	Represents the value of stock option awards that were modified in connection with Mr. Neville’s resignation.
(9)

Represents the cash amounts received by Mr. Neville in connection with his resignation in September 2020, which included a severance payment of $736,205, a payment of $40,950 for accrued vacation, and $46,070 in reimbursement payments for health coverage.

(10)	Dr. Jouhikainen resigned in September 2020.
(11)	Represents the value of stock option awards that were modified in connection with Dr. Jouhikainen’s resignation.
(12)

Represents the cash amounts received by Dr. Jouhikainen in connection with his resignation in September 2020, which included a severance payment of $736,205, a payment of $32,550 for accrued vacation, and $46,070 in reimbursement payments for health coverage.

Grants of Plan-Based Awards

The following table sets forth information regarding grants of plan-based awards to the NEOs for the year ended December 31, 2020:

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)				All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($) (2)
Name	Grant Date	Threshold ($)	Target ($)		Maximum ($)
Matthew Pauls	9/15/2020	—	85,150	(3)(4)	—	227,272	898,639	1.32	1,180,440
	12/16/2020		—		—	—	500,000	1.23	471,723
Badrul Chowdhury	12/16/2020	—	210,000	(3)	—	—	275,000	1.23	259,448
David Lowrance	12/16/2020	—	151,840	(3)	—	—	260,000	1.23	245,296
Robert Neville	9/11/2020	—	273,000	(3)	—	—	—	—	122,319	(5)
Taneli Jouhikainen	9/11/2020	—	273,000	(3)	—	—	—	—	83,047	(5)

(1)	The annual incentive plan provides only for a target payment amount, and not a threshold or maximum amount.
(2)

Amounts shown in this column do not reflect compensation actually received by the NEO. The amounts in this column represent the aggregate grant date fair value of option awards granted to the NEO in the year indicated, calculated in accordance with the provisions of FASB ASC Topic 718, Stock Compensation, except that any estimate of forfeitures was disregarded. For a description of the assumptions used to calculate these amounts, see Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

(3)

The amounts reported represent the performance-based incentive cash awards each NEO could earn pursuant to our executive bonus plan for the year ended December 31, 2020, as described above under “Compensation Discussion and Analysis—Executive Compensation Components—Annual Cash Incentives” above. The actual amounts earned for the year ended December 31, 2020 are set forth in the “Non-Equity Incentive Plan Compensation” column in the Summary Compensation Table above.

(4)	Amount is equal to $280,000, prorated based on the number of days Mr. Pauls was employed during 2020.
(5)	Represents the value of stock option awards that were modified in connection with resignation of employment.

Outstanding Equity Awards at Fiscal Year-End 2020

The following table sets forth information regarding outstanding equity awards held by the NEOs as of December 31, 2020.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)		Number of Securities Underlying Unexercised Options (#) Unexercisable (1)		Option Exercise Price ($/sh)	Option Expiration Date		Number of shares or units of stock that have not vested (#)		Market value of shares or units of stock that have not vested ($)
Matthew Pauls	3,750		—		5.13	5/25/2027		—		—
	8,000	(2)	4,000	(2)	7.33	12/13/2028		—		—
	4,000	(3)	8,000	(3)	1.59	12/20/2029		—		—
	74,886	(4)	823,753	(4)	1.32	9/15/2030		—		—
	—	(5)	500,000	(5)	1.23	12/16/2030		—		—
	—		—		—	—		227,272	(6)	261,363
Badrul Chowdhury	75,000	(7)	225,000	(7)	1.01	11/26/2029		—		—
	—	(5)	275,000	(5)	1.23	12/16/2030		—		—
	—		—		—	—		200,000	(8)	230,000
David Lowrance	80,684		—		1.51	10/25/2026		—		—
	150,000	(9)	50,000	(9)	11.26	8/2/2028		—		—
	37,500	(10)	112,500	(10)	1.59	12/20/2029		—		—
	—	(5)	260,000	(5)	1.23	12/16/2030		—		—
Robert Neville	64,762		—		0.65	12/16/2024	(11)	—		—
	175,800		—		1.46	12/15/2025	(11)	—		—
	146,500		—		1.76	12/15/2026	(11)	—		—
	200,000		—		1.59	12/20/2029	(11)	—		—
Taneli Jouhikainen	52,740		—		0.65	12/14/2022	(11)	—		—
	175,800		—		1.46	12/15/2025	(11)	—		—
	146,500		—		1.76	12/15/2026	(11)	—		—
	75,000		—		1.59	12/20/2029	(11)	—		—

(1)

The vesting schedules described for each option in this table are subject to the NEO’s continued service to our company and to acceleration in connection with an involuntary termination in connection with a change of control, as described below under “Potential Payments upon Termination or Change in Control—Executive Employment Agreements.”

(2)	This option vests and becomes exercisable in 12 substantially equal installments on each quarterly anniversary of December 13, 2018.
(3)	This option vests and becomes exercisable in 12 substantially equal installments on each quarterly anniversary of December 20, 2019.
(4)	This option vests and becomes exercisable in 36 substantially equal installments on each monthly anniversary of September 11, 2020.
(5)	This option vests and becomes exercisable in 16 substantially equal installments on each quarterly anniversary of December 16, 2020.
(6)	The RSUs vest in full on December 31, 2021.
(7)	The option vests and becomes exercisable in 16 substantially equal installments on each quarterly anniversary of November 15, 2019.
(8)	The RSUs vest in full on May 15, 2021.
(9)	This option vests and becomes exercisable in 16 substantially equal installments on each quarterly anniversary of December 14, 2017.
(10)	This option vests and becomes exercisable in 16 substantially equal installments on each quarterly anniversary of December 20, 2019.
(11)	In accordance with the terms of the executive’s separation agreement, the option must be exercised by September 11, 2021.

Option Exercises in Fiscal Year 2020

None of the NEOs exercised options during 2020.

Pension Benefits

We do not maintain any plan that provides for payments or other benefits at, following, or in connection with retirement, other than a 401(k) plan.

Nonqualified Deferred Compensation

We do not maintain any defined contribution or other plan that provides for the deferral of compensation on a basis that is not tax-qualified.

Potential Payments upon Termination or Change in Control

NEO Employment Agreements

As discussed above under “Compensation Discussion and Analysis,” we have entered into executive employment agreements with each of the NEOs. Those executive employment agreements require us to make specified payments and provide specified benefits related to their outstanding stock option awards in the event of a qualifying termination of employment, subject to the officer’s compliance with the terms and conditions in the agreement.

Mr. Pauls

The executive employment agreement with Mr. Pauls provides that if Mr. Pauls’ employment is terminated other than for “cause” (as defined in the agreement), due to his death or disability, or Mr. Pauls resigns from such employment for “good reason” (as defined in the agreement) and such termination occurs outside of the period beginning three months prior to, and ending 12 months following, a “change of control” (as defined in the agreements) (the “change of control period”), then, subject to him timely signing and not revoking a separation agreement and release of claims agreement, Mr. Pauls would be entitled to receive:

•

a lump sum payment equal to (i) twelve months of his then-current base salary, plus (ii) 100% of his target bonus, plus (iii) a pro-rated portion of his target bonus based on the number of days he was employed by our company during the relevant performance period;

•

reimbursements for payments the executive makes for continued healthcare coverage pursuant to COBRA until the earlier of (i) the date 12 months from the termination date or (ii) the date upon which he and his eligible dependents become covered under similar plans; and

•

accelerated vesting as to 100% of his equity awards and an extension of the exercise period of the awards until the earlier of (i) the 12-month anniversary of the termination date and (ii) the original expiration date of the applicable award.

The executive employment agreement also provides that if we terminate Mr. Pauls’ employment other than for cause, death, or disability, or Mr. Pauls resigns from such employment for good reason and such termination occurs during the change of control period, then, subject to the executive timely signing and not revoking a separation agreement and release of claims agreement, Mr. Pauls would be entitled to receive:

•

a lump sum payment equal to (i) 24 months of his then-current base salary plus (ii) 100% of his target bonus, plus (iii) a pro-rated portion of his target bonus based on the number of days he was employed by our company during the relevant performance period;

•

reimbursements for payments the executive makes for continued healthcare coverage pursuant to COBRA until the earlier of (i) the date 24 months from the termination date or (ii) the date upon which he and his eligible dependents become covered under similar plans; and

•

accelerated vesting as to 100% of his equity awards and an extension of the exercise period of the awards until the earlier of (i) the 24-month anniversary of the termination date and (ii) the original expiration date of the applicable award.

Dr. Chowdhury and Mr. Lowrance

The employment agreements with each of Dr. Chowdhury and Mr. Lowrance provide that if we terminate Dr. Chowdhury’s or Mr. Lowrance’s employment other than for “cause” (as defined in the agreements), death, or disability, or Dr. Chowdhury or Mr. Lowrance resigns from such employment for “good reason” (as defined in the agreements) and such termination occurs outside of the period beginning three months prior to, and ending 12 months following, a “change of control” (as defined in the agreements) (the “change of control period”), then, subject to the executive timely signing and not revoking a separation agreement and release of claims agreement, each of Dr. Chowdhury and Mr. Lowrance would be entitled to receive:

•

a lump sum payment equal to (i) twelve months of his then-current base salary plus (ii) a pro-rated portion of his target bonus based on the number of days he was employed by our company during the relevant performance period;

•

reimbursements for payments the executive makes for continued healthcare coverage pursuant to COBRA until the earlier of (i) the date six months from the termination date or (ii) the date upon which he and/or his eligible dependents becomes covered under similar plans; and

•	accelerated vesting as to the number of shares that would have otherwise vested pursuant to his equity awards had he remained employed by our company for 12 months following his termination date.

The executive employment agreements also provide that if we terminate Dr. Chowdhury or Mr. Lowrance’s employment other than for cause, death, or disability, or Dr. Chowdhury or Mr. Lowrance resign from such employment for good reason and such termination occurs during the change of control period, then, subject to the executive timely signing and not revoking a separation agreement and release of claims agreement, each of Dr. Chowdhury and Mr. Lowrance would be entitled to receive:

•	a lump sum payment equal to (i) 18 months of his then-current base salary plus (ii) 100% of his target bonus;

•	a taxable lump sum payment equal to the amount he would pay for continued healthcare coverage pursuant to COBRA for 12 months from the termination date; and

•	accelerated vesting as to 100% of his equity awards.

Prior to March 9, 2021, the payments owed to Dr. Chowdhury in the event of a qualifying termination of employment were governed by a prior employment letter agreement. Under that agreement if Dr. Chowdhury’s employment were terminated without “cause” (as defined therein), including in connection with a change of control, Dr. Chowdhury would have been entitled to receive:

•	a lump sum payment equal to (i) 12 months of his then-current base salary plus (ii) the portion of target bonus we determined he had earned as of the last date of employment; and

•	a taxable lump sum payment equal to the amount he would pay for continued healthcare, vision and dental coverage for 3 months from the termination date.

Mr. Neville and Dr. Jouhikainen

Prior to their resignations, our employment agreements with each of Mr. Neville and Dr. Jouhikainen contained the same provisions as those described above for Dr. Chowdhury and Mr. Lowrance.

Potential Payments Upon a Qualifying Termination of Employment

The following table sets forth quantitative estimates of the benefits that would have accrued to each of Mr. Pauls, Dr. Chowdhury, and Mr. Lowrance pursuant to their respective employment agreements and our vacation policy if there had been a qualifying termination of his employment on December 31, 2020.

Name	Cash Severance Based on Salary and Bonus ($) (1)	Cost to Continue Health Insurance ($) (2)	Value of Accelerated Equity Awards ($) (3)	Value of Accrued Vacation ($)	Total ($)
Matthew Pauls	914,648	10,992	261,363	10,770	1,197,773
Badrul Chowdhury	748,493	756	—	35,333	784,582
David Lowrance	541,196	15,282	—	29,200	585,678

1)

Calculated using the annual base salary in effect as of December 31, 2020. As described above under “Potential Payments upon Termination or Change in Control,” in the event of a qualifying termination on that date each of Mr. Pauls and Mr. Lowrance would have been entitled to a pro-rated portion of his target bonus based on the number of days he was employed by us during the relevant performance period. Dr. Chowdhury would have been entitled to receive the portion of target bonus we determined he had earned as of the last date of employment. As of December 31, 2020, the 2020 bonus amounts had been determined but not yet paid and are therefore included; the 2021 performance period had not yet begun. Additionally, Mr. Pauls would have been entitled to an amount equal to 100% of his target bonus.

2)	Calculated using insurance premiums in effect as of December 31, 2020.
3)	Calculated using the closing sale price of our common stock on December 31, 2020.

Potential Payments upon a Qualifying Termination of Employment due to Change in Control

The following table sets forth quantitative estimates of the benefits that would have accrued to each of Mr. Pauls, Dr. Chowdhury, and Mr. Lowrance pursuant to their respective employment agreements and our vacation policy if there had been a change in control of our company and qualifying termination of the NEOs’ employment on December 31, 2020.

Name	Cash Severance Based on Salary and Bonus ($) (1)	Cost to Continue Health Insurance ($) (2)	Value of Accelerated Equity Awards ($) (3)	Value of Accrued Vacation ($)	Total ($)
Matthew Pauls	1,474,648	21,984	261,363	10,770	1,768,765
Badrul Chowdhury	748,493	756	261,500	35,333	1,046,082
David Lowrance	882,836	30,564	—	29,200	942,600

1)

Calculated using the annual base salary in effect as of December 31, 2020. As described above under “Potential Payments upon Termination or Change in Control,” in the event of a qualifying termination For the bonus amounts, as of December 31, 2020, the 2020 bonus amounts had been determined but not yet paid and are therefore included; the 2021 performance period had not yet begun. Additionally, each of Mr. Pauls and Mr. Lowrance would have been entitled to an amount equal to 100% of his target bonus.

2)	Calculated using insurance premiums in effect as of December 31, 2020.
3)	Calculated using the closing sale price of our common stock on December 31, 2020.

Pay Ratio Disclosure

As required by Item 402(u) of Regulation S-K, we are providing the following pay ratio information with respect to the year ended December 31, 2020.

The median of the annual total compensation of all employees of our company, except our CEO, for 2020 was $202,518, and the annual total compensation on an annualized basis for our CEO, Mr. Pauls, for 2020 was $2,463,462. As a result, our CEO’s 2020 annual total compensation was approximately 12.2 times that of the median annual total compensation of all employees of our company.

We identified the median employee based on the total annual compensation, as determined using the Summary Compensation Table methodology set out in item 402(c)(2)(x) of regulation S-K, of all full-time and part-time employees as of December 31, 2020. In making the calculation, we used an annualized compensation amount for employees who were employed less than the full year. In calculating the compensation of our CEO, we elected to annualize Mr. Pauls’ compensation because he commenced employment with us in September 2020.

	Median Employee ($)	CEO ($)
Salary	167,280	560,000
Bonus	—	—
Stock Awards	—	1,652,162
Non-Equity Incentive Plan Compensation	32,260	240,800
All Other Compensation	2,978	10,500

Total Compensation	202,518	2,463,462

DIRECTOR COMPENSATION

The following table shows compensation information for the individuals who served as non-employee directors during the year ended December 31, 2020. The compensation received by Mr. Pauls for his service as a non-employee director is reflected in the executive compensation tables above. Mr. Pauls did not receive any additional compensation for his service as a director following his employment with us.

Director Compensation for Fiscal Year 2020

Name	Fees Earned or Paid in Cash ($)	Option Awards ($) (1) (2)	Total ($)
Nevan Elam	53,438	33,444	86,882
Rick Hawkins	47,500	33,444	80,944
Joe McCracken	53,000	33,444	86,444
David A. Ramsay	57,500	33,444	90,944
An van Es-Johansson	47,375	33,444	80,819
Ricky Sun	40,938	57,062	98,000

1)

Amounts in this column do not reflect compensation actually received by the directors. The amounts in this column represent the aggregate grant date fair value of option awards granted to the directors in 2020, calculated in accordance with the provisions of FASB ASC Topic 718, Stock Compensation, except that any estimate of forfeitures was disregarded. For a description of the assumptions used to calculate these amounts, see Note 14 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2020.

2)	As of December 31, 2020, our non-employee directors had option awards outstanding to purchase the following number of shares of our common stock:

Name	Shares Underlying Outstanding Options
Nevan Elam	104,612
Rick Hawkins	98,950
Joe McCracken	69,557
David A. Ramsay	67,750
An van Es-Johansson	52,000
Ricky Sun	52,000

Overview of Non-Employee Director Compensation

With the assistance of the Compensation Committee, our Board of Directors periodically reviews and evaluates the director compensation policy and adopts changes designed to allow us to recruit and retain individuals with the requisite experience, skills and characteristics for membership on our Board of Directors. Under the policy, non-employee directors are compensated through a combination of cash fees and equity awards, in the form of options. Additionally, we reimburse non-employee directors for travel and other reasonable out-of-pocket expenses related to attendance at meetings of the Board of Directors and its committees.

In December 2020, our Compensation Committee reviewed our non-employee director compensation policy and market data provided by Radford. The Compensation Committee determined that the compensation provided in the policy, which had not been changed since December 2017, was below market, particularly with regard to the equity awards. The Compensation Committee recommended, and the Board of Directors approved, an increase in both the cash fees and option awards, as set forth below.

Cash Fees

Under the policy in place prior to December 2020, each non-employee director received an annual fee of $32,000 in cash for serving on the Board of Directors, as well as $2,000 for attendance at each in person Board meeting (this was paid for attendance at quarterly meetings conducted via videoconference following the onset of the COVID-19 pandemic). There were no additional fees for meetings attended by telephone or for attending individual meetings of committees of the Board of Directors. In addition, the chairs and members of the three standing committees of the Board of Directors were entitled to the following annual cash fees:

Board Committee	Chair Fee* ($)	Member Fee ($)
Audit Committee	17,500	7,500
Compensation Committee	12,500	5,500
Nominating and Corporate Governance Committee	7,500	3,750

*	Any non-employee director who serves as chair of a committee shall not be entitled to a member fee for the same committee.

Beginning in 2021, the annual cash fee was increased to $40,000, the meeting attendance fee was eliminated, and the lead independent director will be entitled to an annual cash fee of $30,000. Additionally, the chairs and members of the three standing committees of the Board of Directors are entitled to the following annual cash fees:

Board Committee	Chair Fee* ($)	Member Fee ($)
Audit Committee	18,000	9,000
Compensation Committee	13,000	6,500
Nominating and Corporate Governance Committee	8,500	4,500

*	Any non-employee director who serves as chair of a committee shall not be entitled to a member fee for the same committee.

Option Awards

In addition to the cash compensation, beginning in December 2020, each non-employee director receives an annual grant of an option to purchase 40,000 shares of our common stock, which vest in full on the one-year anniversary of the grant date. The prior policy provided for an annual grant of 12,000 shares of our common stock with vesting in twelve equal quarterly installments. Each stock option award granted pursuant to our director compensation policy will be granted under the 2015 Omnibus Incentive Plan, or any amendment or restatement thereof, will have an exercise price per share equal to the fair market value (as defined in the 2015 Omnibus Incentive Plan) of a share of our common stock on the date the option award is granted, and will have a term equal to the shorter of (i) ten years from the date the option award is granted (subject to a 30-day extension in certain limited circumstances) and (ii) three years from the date such non-employee director ceases to provide services (as defined in the 2015 Omnibus Incentive Plan) to us for any reason other than such director’s death or disability. In addition, in the event of a change of control of our company, each option award will vest and become exercisable on the day prior to the date of the change in control if the director is then providing services (as defined in the 2015 Omnibus Incentive Plan), and each option award will terminate on the date of the change in control to the extent not exercised.

AUDIT COMMITTEE REPORT

Our management has the primary responsibility for our financial reporting process, accounting principles and internal controls as well as the preparation of our financial statements. Under its charter, the Audit Committee oversees our accounting and financial reporting process and audits of our financial statements on behalf of our Board of Directors. Each of the members of the Audit Committee meets the applicable independence standards and qualification requirements.

The Audit Committee appointed RSM US LLP, an independent registered public accounting firm, as our independent auditor for fiscal year 2020. As such, RSM US LLP was responsible for expressing an opinion on our annual financial statements based on an audit conducted in accordance with the standards established by the Public Company Accounting Oversight Board.

In this context and in connection with the audited financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, the Audit Committee:

•	reviewed and discussed the audited financial statements as of and for the fiscal year ended December 31, 2020 with our management;

•	discussed with RSM US LLP the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board;

•

reviewed and discussed with RSM US LLP any communications between RSM US LLP’s team and RSM US LLP’s national office with respect to auditing or accounting issues presented by the external audit engagement;

•

reviewed the written disclosures and the letter from RSM US LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with RSM US LLP its independence; and

•

based on the foregoing reviews and discussions, recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020 filed with the SEC on March 10, 2021.

AUDIT COMMITTEE

David A. Ramsay, Chair

Richard J. Hawkins

An van Es-Johansson

The preceding “Audit Committee Report” shall not be deemed soliciting material or filed with the SEC, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent Savara specifically incorporates it by reference into such filing.

PRINCIPAL ACCOUNTANT FEES AND SERVICES

The Audit Committee has appointed RSM US LLP, an independent registered public accounting firm, as our independent auditor for the fiscal year ending December 31, 2021. We are asking our stockholders to ratify this appointment. See “Proposal 3 – Ratification of Independent Registered Public Accounting Firm” below.

Change of Independent Registered Public Accounting Firm

On March 29, 2019, PricewaterhouseCoopers LLP (“PwC”) was dismissed as our independent registered public accounting firm. The decision to change accounting firms was approved by the Audit Committee.

The reports of PwC on our consolidated financial statements for the years ended December 31, 2018 and December 31, 2017 did not contain any adverse opinion or disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope, or accounting principles.

During the years ended December 31, 2018 and December 31, 2017, and the subsequent interim period from January 1, 2019 through March 29, 2019, there were no: (1) disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) with PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which disagreement if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in its reports on the consolidated financial statements for such years, or (2) reportable events (as described in Item 304(a)(1)(v) of Regulation S-K).

In accordance with Item 304(a)(3) of Regulation S-K, we provided PwC with a copy of the above disclosures and requested that PwC furnish us with a letter addressed to the SEC stating whether or not PwC agrees with our statements above. A copy of PwC’s letter, dated April 3, 2019, stating its agreement with such statements was filed as Exhibit 16.1 to our Current Report on Form 8-K filed with the SEC on April 3, 2019.

On April 11, 2019, the Audit Committee approved the engagement of RSM US LLP (“RSM”) as our independent registered public accounting firm for the fiscal year ending December 31, 2019.

During the years ended December 31, 2018 and December 31, 2017 and in the subsequent interim period from January 1, 2019 through April 11, 2019, neither we nor anyone acting on our behalf consulted with RSM regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K.

Fees of Independent Registered Public Accounting Firm

The Audit Committee of our Board of Directors selected RSM as our independent registered public accounting firm for the fiscal years ended December 31, 2020 and December 31, 2019. Prior to RSM, PwC was engaged as our independent registered public accounting firm and PwC audited our consolidated financial statements for the fiscal year ended December 31, 2018.

The following table presents the fees for professional services rendered by RSM for the audit of our consolidated financial statements for the fiscal years ended December 31, 2020 and December 31, 2019 and by PwC for the audit of our consolidated financial statements for the fiscal year ended December 31, 2018. During those periods, no other category of services was provided to us by RSM or PwC.

	2020	2019
Audit Fees (RSM) (1)	$278,000	$362,250
Audit Fees (PwC) (1)	—	$109,949
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—

Total	$278,000	$472,199

(1)

“Audit Fees” were principally for audit work performed on our consolidated financial statements and internal control over financial reporting, but also include fees for professional services provided in connection with the review of financial statements included in our quarterly reports and our registration statements filed with the SEC, and related services normally provided in connection with statutory and regulatory filings and engagements, such as providing comfort and consent letters.

Pre-Approval Policies and Procedures

Pursuant to its charter, the Audit Committee must approve, in advance, all audit, review and attest services and all permissible non-audit services (including any permissible tax or internal control-related services) to be provided by our independent registered public accounting firm. The Audit Committee may pre-approve services as part of its approval of the scope of the engagement of the independent registered public accounting firm or on an individual case-by-case basis. The Audit Committee considers whether the provision of any non-audit service is compatible with maintaining the independence of our auditors. The Audit Committee’s charter provides that it may adopt policies and procedures for the pre-approval of permissible services, which may include delegation of authority to a designated member or members of the Audit Committee to approve permissible services so long as any such approvals are disclosed to the full Audit Committee.

PROPOSAL 1 — ELECTION OF DIRECTORS

At the Annual Meeting, our stockholders will vote on the election of seven directors to serve for one-year terms until the 2022 annual meeting of stockholders and until their successors are elected and qualified, or until their earlier death, retirement, resignation or removal. Our Board of Directors has nominated Matthew Pauls, Nevan Elam, Richard J. Hawkins, Joseph S. McCracken, David A. Ramsay, Ricky Sun and An van Es-Johansson for election to our Board of Directors at the Annual Meeting. The director nominees have indicated that they are willing and able to serve as directors. If any of the nominees becomes unable or unwilling to serve, the proxies being solicited by this proxy statement will be voted for the election of any substitute nominee who shall be designated by our Board of Directors to fill the vacancy. The proxies being solicited by this proxy statement will be voted for no more than seven nominees at the Annual Meeting.

Assuming a quorum is present at the Annual Meeting, each director nominee who receives an affirmative vote of the holders of a majority of the shares of common stock having voting power present in person or represented by proxy at the Annual Meeting will be elected. Abstentions will have the same effect as negative votes. Broker non-votes will not be counted toward the vote total and therefore will have no effect on the outcome of this proposal. Stockholders do not have cumulative voting rights in the election of directors.

Our Board of Directors unanimously recommends a vote “FOR” the election of Matthew Pauls, Nevan Elam, Richard J. Hawkins, Joseph S. McCracken, David A. Ramsay, Ricky Sun and An van Es-Johansson as directors.

PROPOSAL 2 — APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

At the Annual Meeting, we are asking our stockholders to approve an amendment to our Amended and Restated Certificate of Incorporation (our “Certificate of Incorporation”) to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000. Our Certificate of Incorporation currently authorizes the issuance of 201,000,000 shares of capital stock, of which 1,000,000 are designated as preferred stock and 200,000,000 are designated as common stock. Our board of directors has unanimously approved an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 200,000,000 to 300,000,000, subject to stockholder approval. Our board of directors has declared the proposed amendment advisable and in the best interests of our company and our stockholders and is submitting it for stockholder approval at the Annual Meeting.

If our stockholders approve this proposal, our board of directors currently intends to file an amendment to our Certificate of Incorporation substantially in the form of Appendix A to this Proxy Statement with the Secretary of State of the State of Delaware to increase the number of authorized shares of our common stock as soon as practicable following stockholder approval.

Current Capitalization

On April 12, 2021, our capitalization was as follows:

•	113,578,654 shares of our common stock were issued and outstanding;

•	5,799,218 shares of our common stock were subject to outstanding equity awards;

•	2,114,365 shares of our common stock were reserved for future issuance pursuant to our 2015 Omnibus Incentive Plan; and

•	42,356,273 shares were subject to outstanding warrants.

Based on the above information, 36,151,490 shares of our currently authorized common stock remain unissued and unreserved and available for future issuance as of April 12, 2021.

Background and Purpose of the Amendment

Since inception, we have devoted substantially all of our efforts and resources to identifying and developing our product candidates, recruiting personnel, and raising capital. We have incurred operating losses and negative cash flow from operations and have no product revenue from inception to date. We have funded our operations primarily from public offerings of our common stock, private placements of common stock and convertible preferred stock, and debt financings.

The Board has determined it is advisable and in the best interests of our company and our stockholders to increase the number of authorized shares of common stock in order to provide additional flexibility to issue our common stock for business and financial purposes in the future, including to raise capital, fund our operations, enter into strategic business development transactions, and continue to provide equity incentives to our employees. There are no current plans, agreements, or arrangements to issue any of the newly authorized shares that will be available if this proposal is approved; however, the Board desires the flexibility to be able to use our common stock promptly and appropriately for such future business and financial purposes as it may determine are in the best interest of our company and its stockholders. The additional shares could be used for various purposes without further stockholder approval, except as may be required in certain cases by our Certificate of Incorporation, applicable law, regulatory agencies, or the rules of Nasdaq.

If this proposal is not approved by our stockholders, it is possible that our financing and business development alternatives will be limited by the lack of sufficient unissued and unreserved authorized shares of common stock, and stockholder value may be harmed by this limitation. In addition, our future success depends upon our ability to attract, retain and motivate highly skilled employees, and if this proposal is not approved by our stockholders, the lack of sufficient unissued and unreserved authorized shares of common stock to provide future equity incentive opportunities could adversely impact our ability to achieve these goals.

Effects of the Proposed Amendment

The additional common stock to be authorized by the adoption of the amendment would have rights identical to the currently outstanding shares of our common stock. Adoption of the proposed amendment and issuance of the additional authorized shares of common stock would not affect the rights of the holders of currently outstanding shares of our common stock, except for effects incidental to increasing the number of shares of our common stock outstanding, such as dilution of any earnings per share and voting rights of current holders of common stock.

The proposed amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock could, under certain circumstances, have an anti-takeover effect. The additional authorized shares of common stock could be used in one or more transactions that could make a change in control or takeover of the company difficult. For example, the Board could issue shares that would dilute the stock ownership or voting rights of a person seeking to obtain control of the company. Although this proposal to increase the authorized common stock has been prompted by business and financial considerations and not by the threat of any hostile takeover attempt (nor is the Board currently aware of any attempts directed at us), and the Board of Directors does not intend or view this amendment as an anti-takeover measure, stockholders should be aware that approval of this proposal could facilitate future efforts by us to deter or prevent changes in control, including transactions in which the stockholders might otherwise receive a premium for their shares over then current market prices.

Effectiveness of the Amendment and Vote Required

If the proposed amendment is adopted, it will become effective upon the filing of a certificate of amendment to our Certificate of Incorporation with the Secretary of State of the State of Delaware. The adoption of this amendment requires the approval of the holders of a majority of our outstanding shares of common stock as of the Record Date. Abstentions will have the same effect as votes against the proposal. Brokers and other nominees generally will have discretionary authority to vote on this proposal because it is considered a routine matter under NYSE rules, and therefore we do not expect broker non-votes with respect to this proposal. If this proposal is not approved by our stockholders, our Certificate of Incorporation will continue as currently in effect.

Our Board of Directors unanimously recommends a vote “FOR” the proposal to approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of our common stock from 200,000,000 to 300,000,000.

PROPOSAL 3 — RATIFICATION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the Annual Meeting, our stockholders will be asked to ratify the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Stockholder ratification of the appointment of RSM US LLP is not required by our bylaws or otherwise. Our Board of Directors is submitting the appointment of RSM US LLP to our stockholders for ratification as a matter of good corporate practice. If our stockholders do not ratify the appointment of RSM US LLP, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of our company and our stockholders.

A representative of RSM US LLP is expected to be present at the Annual Meeting, will have an opportunity to make a statement if that representative so desires, and will be available to respond to appropriate questions.

Assuming a quorum is present at the Annual Meeting, the affirmative vote of the holders of a majority of the shares of our common stock having voting power present in person or represented by proxy at the Annual Meeting is required to approve this proposal. Abstentions will have the same effect as negative votes. Brokers and other nominees generally will have discretionary authority to vote on this proposal because it is considered a routine matter under NYSE rules, and therefore we do not expect broker non-votes with respect to this proposal.

Our Board of Directors unanimously recommends a vote “FOR” the ratification of the appointment of RSM US LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

PROPOSAL 4 — ADVISORY VOTE

ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Our goal for our executive compensation program is to attract, motivate and retain qualified executives in a way that establishes an appropriate relationship between executive pay and the creation of stockholder value on a long-term basis. We believe that our executive compensation program accomplishes this goal.

Our executive compensation program and the 2020 compensation of our named executive officers are described in this proxy statement in the Compensation Discussion and Analysis, compensation tables and narrative discussion above. We are requesting that our stockholders vote to approve the compensation of our named executive officers as disclosed in this proxy statement pursuant to the SEC’s compensation disclosure rules, which disclosures include the compensation tables and the narrative discussion following the compensation tables. This advisory vote is generally referred to as a “say-on-pay vote” and is being provided pursuant to Section 14A of the Exchange Act.

Our Board of Directors is asking our stockholders to indicate their support for the compensation of our named executive officers as described in this proxy statement by voting “FOR” the following resolution:

“RESOLVED, that the compensation paid to the company’s named executive officers as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

As an advisory vote, this proposal will not be binding upon our Board of Directors or us. However, the views expressed by our stockholders are important to us and, accordingly, our Board of Directors and the Compensation Committee intend to consider the outcome of this vote when evaluating and making future decisions regarding executive compensation arrangements.

Our Board of Directors unanimously recommends a vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement.

OTHER MATTERS

As of the time of preparation of this proxy statement, neither our Board of Directors nor our management knows of any matter to be presented at the Annual Meeting that is not listed in the Notice of Annual Meeting accompanying this proxy statement and described in this proxy statement. If any other matters should properly come before the Annual Meeting or any adjournment or postponement thereof, however, the holders of proxies solicited by this proxy statement will vote on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

The deadline for submitting a stockholder proposal for inclusion in our proxy materials for our 2022 annual meeting of stockholders is December [ ], 2021, which is 120 days prior to the first anniversary of the mailing date of this proxy statement. These proposals must be delivered to our principal executive offices and comply with the requirements as to form and substance established by the SEC for such proposals in order to be included in our proxy materials. Stockholders who wish to nominate persons for election to our Board of Directors or make a proposal at the 2022 annual meeting of stockholders without including the proposal in our proxy materials relating to that meeting must notify us in writing delivered to our principal executive offices no earlier than February 10, 2022 and no later than March 12, 2022. Stockholders are advised to review our bylaws, which contain additional advance notice requirements. A copy of our bylaws is available to stockholders upon written request to our corporate secretary.

By Order of the Board of Directors,

/s/ Matthew Pauls

Matthew Pauls
Chair of the Board of Directors & Chief Executive Officer

Austin, Texas

April [ ], 2021

YOUR VOTE IS IMPORTANT!

You are cordially invited to attend the Annual Meeting. However, to ensure the presence of a quorum and that your shares are represented at the Annual Meeting, as well as to save us additional proxy solicitation costs, we encourage you to submit your proxy or voting instructions as soon as possible. For specific instructions as to how to vote your shares, please refer to the instructions in the Notice of Internet Availability of Proxy Materials you received in the mail, or, if you’ve requested and received printed proxy materials, please refer to the instructions in the enclosed proxy card. Even if you have voted by proxy, you may still vote in person if you attend the Annual Meeting. Please note, however, that if your shares are held of record by a broker or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

Appendix A

SAVARA INC.

CERTIFICATE OF AMENDMENT

OF THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

Savara Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), does hereby certify that:

1.    The name of the Corporation is Savara Inc.

2.    The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 1, 1995 under the name Victoria Enterprises. The Corporation’s current Amended and Restated Certificate of Incorporation was filed with the Secretary of State of the State of Delaware under the name Mast Therapeutics, Inc. on April 27, 2017 and amended on June 4, 2018.

3.    Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), this Certificate of Amendment of the Amended and Restated Certificate of Incorporation amends Section (A) of Article IV of the Amended and Restated Certificate of Incorporation of the Corporation to read in its entirety as follows:

“(A) Classes of Stock. The Corporation is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares which the Corporation is authorized to issue is Three Hundred One Million shares (301,000,000), each with a par value of $0.001 per share. Three Hundred Million (300,000,000) shares shall be Common Stock, and One Million (1,000,000) shares shall be Preferred Stock.”

4.    This Certificate of Amendment of the Amended and Restated Certificate of Incorporation has been duly adopted by the board of directors and stockholders of this corporation in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by its duly authorized officer as of the          day of                     , 2021.

SAVARA INC.

Name: Matthew Pauls
Title: Chief Executive Officer

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